Exhibit 10.1

Execution Version

Confidential

ASSET PURCHASE AGREEMENT

by and among

EDGIO, INC.,

and

LYNROCK LAKE STAR LLC

dated as of September 9, 2024

i

ii

EXHIBITS

Exhibit A Seller Subsidiaries

Exhibit B Asset Segments

Exhibit C Form of Bidding Procedures Order

Exhibit D Approved Budget

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of September 9, 2024 (the “Execution Date”), is made and entered into by and among Edgio, Inc., a Delaware corporation (“Seller”) and Lynrock Lake Star LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, on the Execution Date, Seller and certain of its Subsidiaries shall file a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”) in the Bankruptcy Court (the “Bankruptcy Cases”);

WHEREAS, in accordance with the Bidding Procedures and subject to the terms and conditions set forth in this Agreement and the entry of the Sale Order, Purchaser desires to purchase and acquire from Seller and certain of the Seller’s U.S. Subsidiaries listed on Exhibit A (collectively with Seller, the “Seller Group”) certain assets and rights and assume certain liabilities, and Seller and the other members of the Seller Group desire to sell, convey, assign and transfer (or cause to be sold, conveyed, assigned and transferred) such assets and rights and such liabilities to Purchaser;

WHEREAS, the aggregate Purchase Price to be paid by Purchaser to Seller for the Acquired Assets will consist of (i) a credit bid by Purchaser of the amount specified herein against certain amounts owed by Seller under or in connection with the Liabilities arising under, or otherwise relating to, the DIP Facility and the Credit Agreement and (ii) the assumption by Purchaser of the Assumed Liabilities; and

WHEREAS, the Acquired Assets and Assumed Liabilities shall be purchased and assumed by Purchaser and subject to the terms and conditions set forth in this Agreement and pursuant to the Sale Order, free and clear of all Liabilities (except for any Permitted Liens and Assumed Liabilities), pursuant to sections 105, 363 and 365 of the Bankruptcy Code, and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

The terms defined or referenced in Section 11.16, whenever used herein, shall have the meanings set forth therein for all purposes of this Agreement.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

Section 2.1 Sale and Transfer of Acquired Assets.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall, and shall cause the other members of the Seller Group to, unconditionally Transfer to Purchaser and/or one or more of Purchaser’s Affiliates or Subsidiaries, as designated by Purchaser, and Purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable, shall purchase, acquire, assume and accept from the Seller Group, to the extent permitted by the Bankruptcy Code, free and clear of all Liabilities (except for any Permitted Liens and Assumed Liabilities), all of the Seller Group’s right, title and interest in and to the Acquired Assets.

(b) For purposes of this Agreement, subject to Section 2.7, the term “Acquired Assets” means all of the right, title and interest in, to and under the assets and interests of the Seller Group that relate to the Business, including (i) the Apps & Security Business Assets, (ii) the Uplynk / Media Business Assets, and (iii) the Network Assets, each as described more fully on Exhibit B, but in no event shall the term “Acquired Assets” include any Retained Assets. Without limiting the generality of the prior sentence, the Acquired Assets shall include, whether they relate exclusively to the Business (or a Segment thereof) or not (except where so noted in the following list or in any definition used in the following list) all of the Seller Group’s direct or indirect right, title and interest in, to and under the following:

(i)	all Accounts Receivable;

(ii)	all Pre-Paid Expenses;

(iii)	all Cash and Cash Equivalents, excluding such amounts retained by Seller pursuant to Section 2.2(a);

(iv)

all Intellectual Property owned by the Seller Group, including all Business Intellectual Property, including copies and tangible embodiments thereof, in whatever form or medium, together with all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property;

(v)	all Equipment, whether owned or leased (and, to the extent leased, any Contract or rights related thereto if such Contract is a Designated Contract);

(vi)	all Inventory;

(vii)

to the extent permitted by Applicable Laws, all documents and other books and records (including financial and accounting files (but excluding (x) personnel files of any Business Employee or former employee of the Seller Group and (y) the general corporate files and records of the Seller Group, insofar as they relate to the organization, existence or capitalization of the

Seller Group)), and correspondence, and all customer sales, marketing, advertising, packaging and promotional materials, files, data, Business Software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, other technical information and data, vendor lists, supplier lists, and all other business and other records;

(viii)	all Designated Contracts (which for the avoidance of doubt includes the Incentive Bonus Contracts);

(ix)

all Leased Real Property under any Real Property Lease that is a Designated Contract (and any agreement and rights related thereto or under the applicable Real Property Lease to the extent that such agreement or Real Property Lease is a Designated Contract) together with all interests in and to all Improvements located thereon or attached thereto, and other appurtenances thereto, and rights in respect thereof including all Other Rights and Interests in respect thereof, and copies (and originals in the Seller Group’s possession or control) of all instruments, Real Property Leases and agreements evidencing the Seller Group’s interest in the same, and any existing surveys, zoning reports, architectural and engineering blueprints, plans and specifications and reports, and legal descriptions, in each case, concerning such Leased Real Properties that are in the possession or control of the Seller Group, which shall be deemed to be delivered to the extent located at any of the Leased Real Property;

(x)	all security deposits with respect to any Real Property Lease that is a Designated Contract;

(xi)

all rights under or arising out of all insurance policies (other than director and officer insurance policies as set forth in Section 2.2(k)), including third party property and casualty insurance proceeds and other insurance proceeds;

(xii)

all goodwill, customer and referral relationships, other intangible property and all privileges, set-offs, indemnification rights, causes of action, actions, claims and demands and rights of any kind as against others (whether by contract or otherwise) relating to, arising from or associated with any of the Acquired Assets (including all Intellectual Property included therein), the Assumed Liabilities and/or the Business or otherwise;

(xiii)

all Avoidance Actions; provided, that Purchaser will not pursue or cause to be pursued either directly or indirectly any Avoidance Actions acquired pursuant to this Section 2.1(b)(xiii) except as a defense (to the extent permitted under Applicable Law) against any Action asserted by any such counterparty;

(xiv)

all Permits that relate to the Business or the Acquired Assets, to the extent transferable, including those designated as “Transferred Permits” on Section 2.1(b)(xiv) of the Disclosure Letter (the “Transferred Permits”);

(xv)

all claims, interests, rights, rebates, refunds, abatements, remedies, recoveries and benefits of the Seller Group, and all claims and causes of action arising under or relating to any of the Acquired Assets, the Assumed Liabilities or the Business, and all proceeds, whether by settlement, judgment or otherwise, arising from or relating to any litigation, mediation, arbitration, administrative proceeding or other legal action in which the Seller or any of its subsidiaries is or may become a party, including, but not limited to, all monetary awards, settlements, compensation, damages, indemnities, insurance proceeds, penalties or any other form of payment or relief that the Seller or any of its subsidiaries receives or is entitled to receive as a result of such legal actions, including those arising out of Designated Contracts, express or implied warranties, representations, licenses and guarantees from suppliers, manufacturers, contractors or others to the extent relating to the operation of the Business or affecting the Equipment, Improvements, Inventory or other tangible Acquired Assets or ordered by the Seller Group prior to the Closing Date (and in any case, any component thereof);

(xvi)

all rights, but not obligations, under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Business Employees or former employees and agents of the Seller Group or with third parties (including any non-disclosure or confidentiality, non-compete, or non-solicitation agreements entered into in connection with or in contemplation of the Auction);

(xvii)	all telephone, telex and telephone facsimile numbers and other directory listings;

(xviii)	all marketable or other securities, all investments, shares of capital stock or equity interests owned or held by the Seller Group, other than the equity interests described in Section 2.2(b);

(xix)	all Business Software; and

(xx)	all U.S. Tax refunds, refundable credits, receivables or similar amounts (including any interest paid with respect thereto).

Section 2.2 Retained Assets. Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include the Assets which are to be retained by the Seller Group and not sold or assigned to Purchaser (collectively, the “Retained Assets”), which shall be limited to the following:

(a) Cash and Cash Equivalents in an aggregate amount equal to the amount required to fund expenses in the amounts provided for under the Approved Budget through the end of the period covered by the Approved Budget that remain unpaid as of the Closing;

(b) all shares of capital stock or other equity interests in any Subsidiary, or securities convertible into or exchangeable or exercisable for any such shares of capital stock or other equity interests, to the extent that any such shares of capital stock or other equity interest are excluded from the Acquired Assets;

(c) all rights of Seller or any other member of the Seller Group in and to all Contracts other than the Designated Contracts;

(d) all Pre-Paid Expenses solely related to any Retained Asset (including a non-Designated Contract) or Retained Liability;

(e) all Tax Returns of Seller or any other member of the Seller Group;

(f) all personnel files for Business Employees and former employees of Seller or any other member of the Seller Group;

(g) books and records that Seller and any other member of the Seller Group are required by Applicable Law to retain to the extent they relate exclusively to the Retained Assets or the Retained Liabilities;

(h) any Benefit Plan (other than the Incentive Bonus Contracts), and any assets, trust agreements, insurance policies, administrative services agreements, and other contracts, files, and records in respect thereof;

(i) customer relationships, goodwill and other intangible assets relating to, symbolized by or associated exclusively with the Retained Assets;

(j) all claims that Seller or any other member of the Seller Group may have against any Person solely with respect to any other Retained Assets;

(k) any of Seller’s or any other member of the Seller Group’s director and officer insurance policies, fiduciary policies or employment practices liability policies (in each case of the foregoing, including any tail policies or coverage thereon), and any of Seller’s or such other member of the Seller Group’s rights, claims, demands, proceedings, causes of action or rights of set off thereunder; and

(l) all rights and claims of Seller or any other member of the Seller Group arising under this Agreement and the Ancillary Agreements.

Section 2.3 Assumption of Liabilities. Purchaser shall (or shall cause its designated Subsidiaries or Affiliates to) assume, and become solely and exclusively liable for, the following Liabilities of the Seller Group and no others (collectively, the “Assumed Liabilities”):

(a) all Liabilities and obligations of Seller or any other member of the Seller Group under the Designated Contracts that arise exclusively after the Closing Date;

(b) any other Liabilities and obligations that are specifically designated by Purchaser in writing on or prior to the Closing Date;

(c) all Liabilities for Cure Costs for the Designated Contracts;

(d) Post-Petition Trade Payables related to the Acquired Assets incurred in the ordinary course of business and consistent with the Approved Budget;

(e) all Liabilities relating to, or arising in respect of, the Purchaser Employees, to the extent such Liabilities arise after the Closing Date;

(f) all Liabilities (including Tax Liabilities) relating to, or arising in respect of the Acquired Assets accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing after the Closing Date, or the operation of the Acquired Assets after the Closing Date;

(g) all executory performance Liabilities (but not any Liabilities requiring or contemplating the payment of any money or other amounts or otherwise requiring the expenditure of any funds) of Seller or any other member of the Seller Group under each Designated Contract that arise on or prior to the Closing Date solely to the extent requiring performance after the Closing Date;

(h) all Liabilities and obligations under the Incentive Bonus Contracts; and

(i) the amount payable to TD Securities LLC or any of its Affiliates or Subsidiaries in connection with the Transactions pursuant to the TD Engagement Letter in the amount payable thereunder pursuant to a sale to Purchaser or its Affiliates, which amount, for the avoidance of doubt, shall be capped at one million five hundred thousand dollars ($1,500,000).

Section 2.4 Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities of Seller, its Subsidiaries and/or Affiliates, other than the Assumed Liabilities specified in Section 2.3 (collectively, the “Retained Liabilities”).

Section 2.5 Designation of Designated Contracts; Cure Costs.

(a) Not later than fifteen (15) days following the Execution Date, Seller will provide Purchaser with the schedule contemplated by Section 2.5(a) of the Disclosure Letter (as such schedule may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Contract & Cure Schedule”), which contains a list of each Contract of Seller included in the Acquired Assets and Seller’s good faith estimate of the amount of Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Contract, the amount of such Cure Cost has been designated for such Contract as “$0.00”). From the date the Contract & Cure Schedule is provided through (and including) the Designation Deadline, promptly following any changes to the information set forth on such Schedule (including any new Contracts included in the Acquired Assets to which Seller becomes a party and any change in the Cure Costs of any such Contract), Seller shall provide Purchaser with a schedule that updates and corrects the Contract & Cure Schedule. Purchaser may, at any time and from time to time through (and including) the Designation Deadline, include or exclude any Contract from the Contract & Cure Schedule, including any Contract that is subject to a cure dispute with the Third Parties to any such Contract or other dispute with the Third Party thereto as to the assumption or assignment of such Contract that has not been resolved to the satisfaction of Purchaser (in its sole discretion) prior to the Designation Deadline (any such Contract, a “Disputed Contract”), and require Seller to give notice to the Third Parties to any such Contract of Seller’s assumption and assignment thereof to the Purchaser and the amount of Cure Costs associated with such Contract or the rejection thereof. If any Contract is added to (or excluded from) the Contract & Cure Schedule as permitted by this Section 2.5, then Purchaser and Seller shall make appropriate additions, deletions or other changes to any applicable Schedule to reflect such addition or exclusion; provided, that if any Contract is excluded from the Contract & Cure Schedule pursuant to this Section 2.5(a), no liabilities arising thereunder shall be assumed or borne by Purchaser.

(b) Seller shall use commercially reasonable efforts to establish the proper Cure Costs, if any, for each Designated Contract prior to the Closing Date. Prior to the Closing, Seller shall take all actions reasonably required to assume and assign the Designated Contracts to the Purchaser, including commencing appropriate proceedings before the Bankruptcy Court and otherwise taking all reasonably necessary actions in order to determine the Cure Costs with respect to any Designated Contract entered into prior to the Petition Date, including the right to negotiate in good faith and litigate, if necessary, with any Third Parties to any such Contract the Cure Costs needed to cure all monetary defaults under such Designated Contract. Notwithstanding the foregoing, if the Bankruptcy Court allows a Cure Cost in excess of the amount listed on the Contract & Cure Schedule, then Purchaser shall be entitled, in its sole discretion, to re-designate the Contract as a non-Designated Contract (including, notwithstanding Section 2.5(a), if the Designation Deadline shall have passed).

(c) To the extent that any Designated Contract requires the payment of Cure Costs in order to be assumed pursuant to section 365 of the Bankruptcy Code, at the Closing, the Cure Costs related to such Designated Contract shall be paid by Purchaser (or the payment of such Cure Costs shall be funded by Purchaser to and paid by Seller for administrative convenience). Purchaser shall not be required to make any payment for Cure Costs for, or otherwise have any Liabilities with respect to, any Contract that is not a Designated Contract.

(d) On the Designation Deadline, Seller shall provide Purchaser with a list of all Disputed Contracts and the amount of Cure Costs that has been proposed by each respective Third Party to each such Disputed Contract; provided, that Seller shall agree to any Cure Costs for any Contract irrevocably designated by Purchaser in writing as a Designated Contract if instructed to do so by Purchaser. If Seller, with the consent of Purchaser, and the Third Party to such Disputed Contract are unable to agree on Cure Costs and/or the assumption and assignment of such Disputed

Contract within five (5) Business Days following the Designation Deadline (or as such period may be extended by Purchaser in consultation with Seller), solely upon Purchaser’s written request, Seller shall seek to have the amount of Cure Costs related to such Disputed Contract or the proposed assumption and assignment of such Disputed Contract determined by the Bankruptcy Court (a “Disputed Contract Determination”). Upon a Disputed Contract Determination that prohibits assumption and assignment to Purchaser, such Disputed Contract will automatically be deemed a non-Designated Contract and shall not be assumed by Purchaser. If assumption and assignment to Purchaser is not prohibited, then Purchaser may elect to re-designate such Designated Contract as a non-Designated Contract. If such Designated Contract is not so re-designated, (x) Seller shall promptly take such steps as are reasonably necessary, including, if applicable and reasonably practicable, promptly on delivery of not less than five (5) Business Days’ notice to the Third Party to such Contract, to cause such Contract to be assumed by Seller and assigned to Purchaser, including by executing and delivering to Purchaser an Assignment and Assumption Agreement with respect to such Designated Contract, and (y) Purchaser shall pay the Cure Costs with respect to such Designated Contract (or the payment of such Cure Costs shall be funded by Purchaser to and paid by Seller for administrative convenience) either (i) concurrently with Seller’s assumption and assignment thereof to Purchaser or (ii) as agreed in writing by Purchaser and the applicable Third Party to such Designated Contract, and execute and deliver to Seller an Assignment and Assumption Agreement with respect to such Designated Contract.

(e) If prior to or following the Closing, it is discovered that a Contract should have been listed on Section 2.5(a) of the Disclosure Letter but was not listed thereon and has not been rejected by Seller (any such Contract, a “Previously Omitted Contract”), Seller shall, immediately following the discovery thereof (but in no event later than two (2) Business Days following the discovery thereof), notify Purchaser in writing of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract. Purchaser shall thereafter deliver written notice to Seller, no later than ten (10) Business Days following notification of such Previously Omitted Contract from Seller, designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 2.5(e) as “Rejected”, or with respect to which Purchaser fails to deliver a Previously Omitted Contract Designation, shall be a non-Designated Contract.

(f) If Purchaser designates a Previously Omitted Contract as “Assumed” in accordance with Section 2.5(e), Seller shall serve a notice (the “Previously Omitted Contract Notice”) on the Third Party to such Previously Omitted Contract notifying such Third Party of the Cure Costs with respect to such Previously Omitted Contract and Seller’s intention to assume and assign such Previously Omitted Contract in accordance with this Section 2.5. The Previously Omitted Contract Notice shall provide the Third Party to such Previously Omitted Contract with ten (10) Business Days to object, in writing to Seller and Purchaser, to the Cure Costs or the assumption of its Contract. If the Third Party, Seller and Purchaser are unable to reach a consensual resolution with respect to the objection, Seller will seek an expedited hearing before the Bankruptcy Court to determine the Cure Costs and approve the assumption. If no objection is served on Seller and Purchaser, Seller shall obtain an order of the Bankruptcy Court fixing the Cure Costs and approving the assumption and assignment of the Previously Omitted Contract.

(g) Seller shall not reject any Designated Contracts pursuant to the Bankruptcy Cases prior to the Closing Date without the prior written consent of Purchaser and, following the Closing Date, subject to satisfaction of the requirements of Section 2.5(e) and Section 2.5(f), without prior written notice to and consultation with Purchaser.

Section 2.6 Non-Assignment of Designated Contracts. Anything contained herein to the contrary notwithstanding, (i) this Agreement shall not constitute an agreement to assign any Designated Contract if, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a consent to assignment, would constitute a breach thereof or in any way negatively affect the rights of Seller or Purchaser, as the assignee of such Designated Contract and (ii) no breach of this Agreement shall have occurred by virtue of such nonassignment. If, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, such consent to assignment is required but not obtained, Seller shall, at Purchaser’s sole cost and expense, cooperate with Purchaser in any reasonable arrangement, including Purchaser’s provision of credit support, designed to provide for Purchaser the benefits and obligations of or under any such Designated Contract, including enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party; provided, that nothing in this Section 2.6 shall (x) require Seller to make any expenditure or incur any significant obligation on its own or on Purchaser’s behalf or (y) prohibit Seller from ceasing operations or winding up its affairs following the Closing. Any assignment to Purchaser of any Designated Contract that shall, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, require the consent of any third party for such assignment as aforesaid shall be made subject to such consent to assignment being obtained. Any contract that would be a Designated Contract but is not assigned in accordance with the terms of this Section 2.6 shall not be considered a “Designated Contract” for purposes hereof unless and until such contract is assigned to Purchaser following the Closing Date upon receipt of the requisite consents to assignment and Bankruptcy Court approval.

Section 2.7 “As Is” Transaction. THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN Article V OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS OR THE BUSINESS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ACQUIRED ASSETS. ACCORDINGLY, THE PURCHASER WILL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE III.

CONSIDERATION

Section 3.1 Purchase Price. The aggregate consideration (the “Purchase Price”) for the sale and transfer of the Acquired Assets shall consist of:

(a) the release of Seller of all Liabilities arising under the DIP Facility and the Credit Agreement, in an aggregate amount equal to $110,000,000 (such amount, the “Credit Bid and Release”) under section 363(k) of the Bankruptcy Code, as the same may be modified by Purchaser in its sole discretion (including with respect to all or any portion of the Credit Bid and Release) at any time during the Auction contemplated by the Bidding Procedures; and

(b) the assumption by Purchaser or a designee of Purchaser, as applicable, of the Assumed Liabilities from Seller, including the assumption of the obligation to pay the Cure Costs to the applicable Third Parties with respect to the Designated Contracts under Section 2.5.

Section 3.2 Allocation of Purchase Price. Within sixty (60) days of the Closing Date, Purchaser shall prepare and deliver to Seller a statement allocating the sum of the Purchase Price and other relevant items among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (such statement, the “Allocation Statement”), and the Allocation Statement shall be finalized upon reasonable consultation with Seller. The parties shall follow the Allocation Statement for purposes of filing IRS Form 8594 (and any supplements to such form) and all other Tax Returns. If the IRS or any other taxation authority proposes a different allocation, Seller or Purchaser, as the case may be, shall promptly notify the other party of such proposed allocation. Seller or Purchaser, as the case may be, shall provide the other party with such information and shall take such actions (including executing documents and powers of attorney in connection with such proceedings) as may be reasonably requested by such other party to carry out the purposes of this section. Except as otherwise required by Applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of United States state, local, or non-United States law), (i) the transactions contemplated by Article II of this Agreement shall be reported for all Tax purposes in a manner consistent with the terms of this Section 3.2; and (ii) neither party (nor any of their Affiliates) will take any position inconsistent with this Section 3.2 in any Tax Return, in any refund claim, in any litigation or otherwise. Notwithstanding the allocation of the Purchase Price set forth in the Allocation Statement, nothing in the foregoing shall be determinative of values ascribed to the Acquired Assets or the allocation of the value of the Acquired Assets in any plan or reorganization or liquidation that may be proposed.

Section 3.3 Withholding. Purchaser shall be entitled to deduct and withhold from the Purchase Price such amounts as Purchaser is required to deduct and withhold under applicable law. Purchaser shall use commercially reasonable efforts to notify Seller reasonably in advance of the date that the applicable payment is to be made to provide such Seller with an opportunity to provide any form or documentation or take such other steps to avoid such withholding. Purchaser and Seller shall cooperate in determining whether any such withholding is required and take reasonable steps to reduce or eliminate any such withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

Section 3.4 Sale Free and Clear. Seller acknowledges and agrees, and the Sale Order shall provide that, on the Closing Date and concurrently with the Closing, Purchaser shall acquire the Acquired Assets free and clear of all Liabilities (other than the Permitted Liens, if any, and Assumed Liabilities), pursuant to section 363 of the Bankruptcy Code.

ARTICLE IV.

CLOSING

Section 4.1 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the Closing shall take place remotely by electronic mail or other electronic exchange of documents, among and between the parties and/or their respective counsel.

(b) The Closing shall occur on or before the date (the “Closing Date”) that is not later than the third (3rd) Business Day following the satisfaction and/or waiver of all conditions to the Closing as set forth in Article IX (other than conditions which by their nature can be satisfied only at the Closing). Upon consummation of the Closing, the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder, the Closing shall be deemed to have occurred as of 12:01 a.m. (New York time) on the Closing Date.

Section 4.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless previously delivered) each of the following:

(a) the officers’ certificate referred to in Section 9.2(d);

(b) the duly executed Bill of Sale and duly executed counterparts of each Conveyance Document in respect of the Acquired Assets;

(c) a duly executed Instrument of Assumption and Assignment for the Designated Contracts and Assumed Liabilities;

(d) an IRS Form W-9 or other certification of non-foreign status for Seller in a form and manner which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder;

(e) a duly executed copy of any Intellectual Property Instrument;

(f) executed copies of the consents and approvals referred to in Section 9.2(e); and

(g) all other documents that are customary for a transaction of this nature and reasonably necessary to evidence or consummate the Transaction.

Section 4.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless previously delivered) each of the following:

(a) the duly executed Bill of Sale and duly executed counterparts of each Conveyance Document in respect of the Acquired Assets;

(b) a duly executed Instrument of Assumption and Assignment for the Designated Contracts and Assumed Liabilities; a duly executed copy of any Intellectual Property Instrument;

(c) the officer’s certificate referred to in Section 9.3(e);

(d) a release from the lender under the DIP Facility and the Credit Agreement with respect to the aggregate amount of Liabilities under the DIP Facility and the Credit Agreement, respectively, subject to the Credit Bid and Release, in form and substance reasonably satisfactory to Seller; and

(e) all other documents that are customary for a transaction of this nature and reasonably necessary to evidence or consummate the Transaction.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, Seller hereby represents and warrants to Purchaser as of the Execution Date as follows:

Section 5.1 Organization. Each member of the Seller Group has been duly organized and is validly existing in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own its properties and operate its business as currently conducted in all material respects. Each member of the Seller Group has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2 Authorization; Enforceability. Subject to the entry of the Sale Order, Seller has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is or is to be a party and to perform its obligations hereunder and thereunder and to cause all other members of the Seller Group to perform and comply with their respective obligations hereunder and thereunder as though they were each parties to this Agreement. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is or is to be a party, and the consummation by Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been and, when executed and delivered, each Ancillary Agreement to which Seller is to be a party, will be, duly and validly executed and delivered by Seller and, subject to the entry of the Sale Order, constitutes (in the case of this Agreement) and will constitute (in the case of each of the Ancillary Agreements) the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.3 Subsidiaries. All of the direct and indirect Subsidiaries of Seller are set forth on Section 5.3 of the Disclosure Letter.

Section 5.4 Financial Statements. Seller has delivered to Purchaser the consolidated balance sheets of the Seller and its Subsidiaries as of, and consolidated statements of operations, income, changes in stockholder’s equity and cash flows for, the fiscal years ended December 31, 2023 and December 31, 2022 (collectively, the “Annual Financial Statements”). The Annual Financial Statements (including any related notes and schedules) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Seller and its Subsidiaries at the respective dates thereof and the results of operations, changes in equity and cash flows. Seller has also delivered to Purchaser unaudited condensed consolidated balance sheets for Seller and its Subsidiaries as of June 30, 2024 and the condensed consolidated statements of operations and cash flows for the six (6)-month period then ending (collectively, the “Interim Financial Statements” and, the Interim Financial Statements and the Annual Financial Statements, collectively, the “Financial Statements”). Each of the Interim Financial Statements provided to Purchaser has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Seller and its Subsidiaries as of the respective dates thereof and the results of their operations, changes in equity and cash flows for the periods indicated (subject to notes and normal period-end adjustments that will not be material in amount or effect).

Section 5.5 Real Property.

(a) Seller does not own any real property. The Leased Real Properties constitute all of the real estate used in the operation of the Business.

(b) Section 5.5(b) of the Disclosure Letter contains a complete and accurate list and description of all leases, subleases, licenses, concessions, or other agreements (written and all amendments thereto) of real property to which the Seller Group is a party relating to or used in connection with the Acquired Assets (the “Real Property Leases”); such real property is referred to as the “Leased Real Property”. The Seller Group has a good and marketable leasehold interest in, and enjoys quiet and undisturbed possession of, the Leased Real Property, free and clear of all Liens arising by, through or under Seller, except for Permitted Liens. True and correct copies of the Real Property Leases have been made available to Purchaser. Except for the rights of the holders of Permitted Liens, the Seller Group is in exclusive possession of the Leased Real Property and the improvements thereon.

(c) Except as otherwise set forth in Section 5.5(c) of the Disclosure Letter, with respect to the Real Property Leases: (i) such Real Property Leases are in force and effect; (ii) except for any default created by the filing of the Bankruptcy Cases contemplated hereby, the Seller Group is not in default, and to Seller’s Knowledge, none of the other parties to such Real Property Lease is in default of any of its obligations thereunder and, other than the Bankruptcy Cases, no event has occurred that, with the giving of notice or passage of time, or both, would constitute a default thereunder; (iii) except for any default created by the filing of the Bankruptcy Cases contemplated hereby, the Seller Group is not in default, and to Seller’s Knowledge, none of the other parties to such Real Property Lease is in default of any of its obligations thereunder and, other than the Bankruptcy Cases, no event has occurred that, with the giving of notice or passage of time, or both, would constitute a default thereunder; (iv) the Seller Group is presently not contesting any tax, utility, operating cost or other escalation payments or occupancy charges, or any other amounts payable under such Real Property Leases; (v) all material work, repairs, alterations and improvements required to be performed by any party as of the Execution Date to any of such Real Property Leases has been completed and fully paid for; (vi) to Seller’s Knowledge, no landlord under such Real Property Leases is in default of any of its obligations thereunder; (vii) there are no actions or proceedings pending or, to the Knowledge of Seller, threatened by any landlord under any Real Property Leases; (viii) true and complete copies of all assignments of Real Property Leases and subleases under such Real Property Leases, including all amendments, guarantees, side letters, subordination and non-disturbance agreements and other documents relating thereto, have been made available to Purchaser; and (ix) there are no security deposits other than those set forth in the Disclosure Letter, such security deposits are held by the landlords under such Real Property Leases and have not, as of the Execution Date, been applied to existing arrears in rents or otherwise in accordance with the terms of such Real Property Leases.

Section 5.6 No Conflicts. Subject to the entry of the Sale Order and except as set forth in Section 5.6 of the Disclosure Letter, the execution, delivery and performance of this Agreement and each Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the Organizational Documents of any member of Seller Group, (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 9.1(b) and Section 9.2(e), result in a violation of any Applicable Law, (c) violate, conflict with, or result in a breach of any of the terms of, or constitute a default under (or an event, which with notice or lapse of time or both, would become a default), or give rise to any right of termination, modification, cancellation or acceleration under any Designated Contract or any license, Permit, authorization, consent, order or approval of, or registration, declaration or filings with, any Governmental Entity, or (d) result in the creation or imposition of any Lien upon or with respect to any Acquired Asset, other than in favor of Purchaser as specified in the Ancillary Agreements and Permitted Liens, except, in the case of clauses (b), (c) and (d), for any violations, conflicts, breaches, defaults, rights of termination, modification, cancellation or acceleration, or Liens the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.7 Consents and Approvals. Except as set forth in Section 5.7 of the Disclosure Letter, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over any member of Seller Group is required for the execution and delivery by Seller of the Agreement and the Ancillary Agreements and performance of and compliance by Seller with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (b) filings with respect to and any consents, approvals or expiration or termination of any waiting period, required under any United States or foreign antitrust or investment laws which may include the HSR Act and any other Regulatory Approvals required, and (c) such other consents, approvals, authorizations, registrations or qualifications the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.8 Intellectual Property.

(a) Section 5.8(a) of the Disclosure Letter sets forth a complete and accurate list of all issuances, registrations and pending applications for all Business Intellectual Property that is the subject of any issuance, registration, or a pending application for registration with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar governmental office or agency, or registrar anywhere in the world (“Registered Business Intellectual Property”). All of the Registered Business Intellectual Property owned by Seller that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar governmental office or agency, or registrar anywhere in the world, are (or will be, as of the Closing) registered in the name of Seller. All Registered Business Intellectual Property are subsisting, and to the Knowledge of Seller, valid and enforceable.

(b) The Seller Group owns or has valid licenses to all material Intellectual Property to the extent owned or held by, as applicable, a Subsidiary and used in the Business or necessary to operate the Business, free and clear of all Liens (excluding Permitted Liens). The consummation of the transactions contemplated herein shall not adversely impact, restrict, or otherwise impair the Purchaser’s ownership rights in and to any Business Intellectual Property in any material respect. The Business Intellectual Property constitutes all the material Intellectual Property that is used in, or necessary for, the conduct of the Business as currently conducted and currently contemplated to be conducted by Seller.

(c) As of the date hereof: (i) there are no pending or threatened written claims alleging the operation of the Business or the use of the Business Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (ii) none of Seller nor any of its Subsidiaries has received any unresolved written notice since the date that is six (6) years prior to the date hereof alleging that the operation of the Business or the use of any Business Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (iii) to the Knowledge of Seller, the operation of the Business and the use of the Business Intellectual Property does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person; and (iv) to the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any material rights of Seller in any Business Intellectual Property.

(d) The Seller Group has taken commercially reasonable steps to protect and maintain the material Business Intellectual Property and the secrecy and confidentiality of any material Trade Secrets included in the Business Intellectual Property. Except as would not reasonably be expected to be material to the Business, taken as a whole, each present or past employee, officer, consultant or any other Person who developed any Business Intellectual Property in the last three (3) years has executed a Contract with Seller (or a Subsidiary of Seller) that conveys to Seller (or to the applicable Subsidiary of Seller, as the case may be) any and all right, title and interest in and to all Business Intellectual Property developed by such Person in connection with such Person’s employment or engagement by Seller (or the applicable Subsidiary of Seller, as the case may be) and where applicable with respect to Persons currently employed by or engaged with Seller (or the applicable Subsidiary of Seller, as the case may be), provides that such Person irrevocably waives all moral rights in respect to all Business Intellectual Property created or contributed in the course of their employment or engagement.

(e) Except as would not reasonably be expected to be material to the Business, taken as a whole, the Seller Group has not (i) granted, directly or indirectly, to any other Person, any current or contingent rights, licenses or interests in or to any source code of any Software included in the Business Intellectual Property or (ii) provided or disclosed any source code of any such

Software to any person or entity. None of the material Software included in the Business Intellectual Property is currently distributed with any public Software in a manner that requires any Business Intellectual Property be dedicated to the public domain, disclosed or distributed in source code form or made available at no charge, in each case, subject to any Open Source Licenses or as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions.

(f) Except as would not reasonably be expected to be material to the Business, taken as a whole, the Business Software does not contain any viruses, undocumented or unauthorized portals or other access (including backdoors), worms, time-bombs, key-locks, key-logs, or any other devices, codes or commands that could materially disrupt or interfere with the operation of the Business Software or equipment upon which the Business Software operates, or the safety, security or integrity of the data, information or signals the Business Software produces in a manner adverse to any customer, licensee or recipient. Except as would not reasonably be expected to be material to the Business, taken as a whole, the Business Software does not include or install any spyware, adware, or other similar software that monitors the use of the Business Software or contacts any remote computer, in each case, without the knowledge and express consent of the user(s) of the applicable Business Software or remote computer, as applicable.

Section 5.9 Material Contracts.

(a) Section 5.9(a) of the Disclosure Letter sets forth each Contract to which a member of the Seller Group is a party or is bound, (i) involving aggregate expenses or payments of $100,000 or more during any twelve (12)-month period (other than purchase orders in the ordinary course of business of Seller and other than Contracts that by their terms may be terminated by Seller in the ordinary course of business upon sixty (60) days’ or less notice without penalty or premium), (ii) which is a Contract with a Governmental Entity, or (iii) the breach or termination of which could reasonably be expected to have a Material Adverse Effect on Seller (the “Material Contracts”).

(b) Each Material Contract is valid, binding and in full force and effect, enforceable in all material respects by the applicable member of the Seller Group in accordance with its terms, and there has not been any cancellation or, to the Knowledge of Seller, threatened cancellation of any such Material Contract, nor any pending or, to the Knowledge of Seller, threatened disputes thereunder. No member of the Seller Group is (with or without the lapse of time or the giving of notice, or both) in breach or default under any Material Contract except for breaches or defaults (i) that would be remedied solely by the payment of Cure Costs, (ii) caused solely by the filing of the Bankruptcy Cases or (iii) that would not reasonably be expected to be material to the Business. To the Knowledge of Seller, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Seller has provided Purchaser with true and complete copies of each written Material Contract (including all amendments thereto).

Section 5.10 Information Technology; Data Security.

(a) Except as would not reasonably be expected to be material to the Business, taken as a whole, (i) all IT Assets (x) are configured in accordance with generally accepted industry security standards, and (y) are maintained in accordance with standards set by the manufacturers or otherwise in accordance with generally accepted standards prudent in the industry, and (ii) Seller has not experienced, within the past three (3) years, any disruption to, or interruption in, the conduct of the Business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Assets that has not been remediated in all material respects. Seller has taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Business.

(b) The Seller Group takes commercially reasonable efforts designed to protect the confidentiality, integrity and security of its Personal Data, Business Software, and the IT Assets against any unauthorized use, access, interruption, modification or corruption. Except as would not reasonably be expected to be material to the Business, taken as a whole, Seller has implemented and maintained an information security program with respect to the Business that (i) complies and has at all times in the past three (3) years complied in all material respects with all applicable Data Protection Laws; (ii) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Personal Data; (iii) monitors and is designed to protect Personal Data, Business Software and all IT Assets against any unauthorized use, access, interruption, modification or corruption; (iv) implements, monitors, and maintains administrative, organizational, technical, and physical safeguards and controls with respect to the risks described above in (ii) and (iii); and (v) maintains incident response and notification procedures, including in the case of any breach of security compromising Personal Data. Except as would not reasonably be expected to be material to the Business, taken as a whole, Seller has implemented and has at all times in the past three (3) years maintained a commercially reasonable information security program designed to ensure that third parties collecting or handling Personal Data on behalf of Seller with respect to the Business provide similar safeguards in compliance with applicable Data Protection Laws.

(c) Except as would not reasonably be expected to be material to the Business, taken as a whole, (i) the Seller Group has taken commercially reasonable measures to secure all Business Software prior to selling, distributing, deploying or making it available and has implemented a program to apply critical or high-risk patches and updates to that Business Software, and (ii) without limitation to the foregoing, Seller has taken commercially reasonable steps to remediate any critical or high risk vulnerability identified by any penetration tests or vulnerability scans.

(d) Except as would not reasonably be expected to be material to the Business, taken as a whole, in the past three (3) years there has been no data security breach of any Business Software or IT Assets, or unauthorized acquisition, access, use or disclosure of any Personal Data, owned, transmitted, used, stored, received, or controlled by or on behalf of Seller. Except as would not reasonably be expected to be material to the Business, taken as a whole, in the past three (3) years Seller has, with respect to the Business, taken commercially reasonable steps to remediate any critical or high risk threats and deficiencies identified in any security risk assessments.

Section 5.11 Data Privacy.

(a) Except as would not reasonably be expected to be material to Seller and the Business, taken as a whole, in connection with Seller’s collection, storage, transfer (including any transfer across national borders) and/or use of any Personal Data, Seller and the Business are and at all times in the past three (3) years have been in material compliance with (i) all Data Protection Laws, (ii) all applicable Privacy Policies and internal policies and procedures relating to Seller’s processing of Personal Data, (iii) the requirements of any contract to which the Seller Group is a party, and (iv) any binding standards or codes of conduct. Seller and the Business have implemented commercially reasonable physical, technical, organizational and administrative security measures and policies to protect all Personal Data collected by them from and against unauthorized access, use and/or disclosure.

(b) Except as would not reasonably be expected to be material to Seller and the Business, taken as a whole, the Seller Group has any authorizations, consents, data processing agreements and data transfer agreements that are required to maintain compliance under Data Protection Laws to receive, access, use and disclose the Personal Data in such entity’s possession or control in connection with the operation of the Business.

(c) The Seller Group (i) is not or, to the Knowledge of Seller, has not been under investigation by any Governmental Entity for a violation of any Data Protection Law; or (ii) has not at any time in the past three (3) years received any notice of any claim or lawsuit from any Person alleging any violation of Data Protection Laws.

Section 5.12 Absence of Certain Developments. Except as set forth in Section 5.12 of the Disclosure Letter or as expressly contemplated by this Agreement or the applicable DIP Order, from December 31, 2023 to the Execution Date, Seller has not:

(a) terminated, modified or amended, or waived any material rights under, any Designated Contract;

(b) (i) purchased or otherwise acquired any material properties or assets (tangible or intangible) or sold, leased, transferred or otherwise disposed of any Acquired Assets, except in the ordinary course of business or (ii) removed any Equipment, IT Assets or other material assets from the Leased Real Properties other than in the ordinary course of business;

(c) waived or released any claim or rights included in or related to the Acquired Assets or the Business with a value individually or in the aggregate in excess of $250,000 or revalued any of the Acquired Assets;

(d) entered into any Material Contracts with any third party related to the Acquired Assets or the Business, other than in the ordinary course of business;

(e) made, or made any material commitments for, capital expenditures in excess of $250,000;

(f) changed in any way Seller’s accounting methods, principles or practices other than required by changes in GAAP;

(g) to the extent relating to the Acquired Assets and outside of the ordinary course of business, (i) made, revoked or changed any material Tax election, (ii) adopted or changed any Tax accounting method or period, (iii) filed any material amended Tax Return, (iv) entered into any closing agreement or settlement with respect to a material amount of Taxes, (v) settled any claim or assessment for a material amount of Taxes, (vi) consented to any extension or waiver of the statute of limitations period applicable to any such Tax claim or assessment or (vii) surrendered any right to claim a refund of a material amount of Taxes;

(h) except in the ordinary course of business, terminated or failed to renew any Permit necessary for the operation of the Business; or

(i) agreed or committed to do any of the foregoing.

Section 5.13 Litigation. Except as set forth on Section 5.13 of the Disclosure Letter, there are no legal, governmental or regulatory actions, suits, proceedings or, investigations pending or, to the Knowledge of Seller, threatened to which (i) any member of the Seller Group is or may be a party or (ii) any property of Seller, any director or officer of Seller in their capacities as such, or the Business, Assumed Liabilities or Acquired Assets is or may be the subject, in each case, that, if determined adversely to the Seller Group and after taking into effect applicable insurance coverage, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or affect the Acquired Assets or the operation of the Business in any material respect after the entry of the Sale Order.

Section 5.14 Permits and Compliance with Laws.

(a) Except as set forth on Section 5.14(a) of the Disclosure Letter, the Business is being, and has been conducted during the last three (3) years, in compliance in all material respects with all Applicable Laws. The Seller Group has not received written notification from any Governmental Entity (i) asserting a violation of any Applicable Law regarding the conduct of the Business; (ii) threatening to revoke any Permit; or (iii) threatening to restrict or limit its operations as currently conducted in any material respect.

(b) The Seller Group possesses all Permits issued by, and has made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership, lease, use and operation of the Acquired Assets (collectively, the “Seller Permits”), except where the absence of such Permits would not be material to the Business. Section 5.14(b) of the Disclosure Letter sets forth, as of the Execution Date, a true and correct list of all Seller Permits in effect and a true and correct list of all pending applications for Permits, that would be Seller Permits if issued or granted and all pending applications by Seller for modification, extension or renewal of the Seller Permits. The Seller Group has operated the Business in compliance in all material respects with the terms and conditions of the Seller Permits, and Seller has not received any written notice alleging any such failure to comply. Seller has not received notice of any revocation or modification of any such Permit.

Section 5.15 Taxes.

(a) Each member of Seller Group has timely filed or caused to be filed all material Tax Returns required to have been filed with respect to the Business or that are material to the Acquired Assets, taken as a whole, and each such Tax Return is true, complete and correct in all material respects.

(b) Each member of Seller Group has timely paid or caused to be timely paid all Taxes payable by it (whether or not shown on the returns referred to in Section 5.15(a)) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Seller has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth in Section 5.15(c) of the Disclosure Letter, there are no material presently pending United States federal, state, local or non-United States federal or provincial audits, examinations, investigations or other administrative proceedings or court proceedings which have been commenced or threatened in writing with regard to any Taxes or Tax Returns with respect to the Acquired Assets or the Business. There is no material unresolved dispute or claim concerning any Tax liability with respect to the Acquired Assets or the Business either claimed or raised by any Tax Authority in writing. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Acquired Assets or the Business that will be binding upon Purchaser after the Closing Date (other than in connection with an extension for filing a Tax Return).

(d) Except as set forth in Section 5.15(d) of the Disclosure Letter or any Permitted Liens, there are no statutory Liens for Taxes upon any of the Acquired Assets or the Business.

(e) Seller and the Affiliates of Seller that own the Acquired Assets have complied in all material respects with all Applicable Laws relating to the collection, payment and withholding of Taxes and have, within the time and manner prescribed by Law, collected, withheld from and paid over to the appropriate taxing authority all material amounts required to be so collected, withheld and paid over under Applicable Law.

Section 5.16 Employment and Benefit Matters.

(a) Section 5.16(a) of the Disclosure Letter sets forth a complete and accurate list, as of a date no earlier than ten (10) days prior to the Execution Date, of each employee of Seller or any of its Affiliates who primarily provides services in connection with the Business (each, a “Business Employee”) (by name or employee identification number), including each such employee’s direct employing entity, position or title, annualized base salary or hourly wage (as applicable), 2024 annual commission opportunity and bonus potential (as applicable), date of hire, work location (city, state and country), amount of accrued and unused vacation or paid time off (if applicable), part-time, full-time, temporary or other status, exempt or non-exempt status, leave status and anticipated return-to-work date (if applicable), and visa status (if not a United States citizen or lawful permanent resident) and date of visa expiration. Except as set forth in Section 5.16(a) of the Disclosure Letter, all Business Employees in the United States are employed at will.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, with respect to the Business, the Seller Group is, and for the past three (3) years has been, in compliance with all Applicable Laws pertaining to labor and employment, including but not limited to, all Laws pertaining to employment practices; occupational safety and health; wage and hours; the classification of U.S.-based employees as exempt and non-exempt under the Fair Labor Standards Act and any state, provincial or local laws governing wages, hours, and/or overtime pay; the classification of independent contractors; data privacy and data protection; immigration; workers’ compensation; terms and conditions of employment, overtime, minimum wage, meal and rest breaks, and hours of work; timely payment of wages, paid time off, equal pay, leaves of absence, reporting obligations, registrations, statutory holiday pay requirements, unemployment insurance, discrimination, harassment, and retaliation; equal employment opportunities; disability; labor relations; employee benefits; background and credit checks; and family and medical leave. All Business Employees have all work permits, immigration permits, visas, or other authorizations required by Laws for such Business Employees given the duties and nature of such Business Employees’ employment.

(c) For the past three (3) years, the Seller Group has not had any liability for non-compliance with or failed to provide advance notice of any mass layoff or plant closing as required by the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar state, provincial or local law, and any similar Applicable Law for employees outside the United States, regarding plant closings or the mass layoffs of employees (together, “WARN Act”).

(d) To the Knowledge of the Seller, in the course of the performance of their employment duties, no Business Employee holding a management-level position or higher has engaged in any conduct, has been or is being investigated for any conduct, has been or is being subjected to any disciplinary action in connection with any conduct, that would reasonably be expected to cause or has caused any material damage to the reputation of Seller or the Business, including but not limited to, any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination, or retaliation.

(e) The Seller Group is not and has not been a party to or subject to any collective bargaining agreement, works council agreement, labor union contract, trade union agreement, or other similar Contract, including imposed terms and conditions of employment with any labor union, labor organization, works council or similar employee representative body, and no such agreement is being negotiated as of the date hereof.

(f) The Transactions will not trigger any pre-signing or pre-Closing requirement under Contract or Applicable Law to provide notice to, or to enter into any consultation procedure with, any union, works council or similar employee representative body.

(g) No Benefit Plan is, and Seller and its ERISA Affiliates do not maintain, sponsor, contribute to, or have any obligation to contribute to or have any obligation to contribute to, or have any liability (contingent or otherwise) with respect to, and within the last six (6) years, have not sponsored, maintained, contributed to or had any obligation to contribute to or any liability (contingent or otherwise) with respect to, (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) a plan or arrangement that provides or promises to provide post-

retirement or post-termination health or life insurance or other similar benefits (other than health continuation coverage required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code), (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (vi) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code, or (vii) a non-U.S. pension plan.

(h) There are no pending claims by or on behalf of any Benefit Plan, by any Service Provider or beneficiary covered under any such Benefit Plan, or otherwise involving any Benefit Plan (other than routine claims for benefits) that could reasonably result in the imposition of any Liability upon Purchaser.

(i) Except as would not be reasonably likely to result in a Liability to Purchaser or as set forth on Section 5.16(i) of the Disclosure Letter, neither the execution, delivery, or the performance of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event) will (i) accelerate the time of payment or vesting or increase the amount of, or trigger any funding of, compensation or benefits under any Benefit Plan or otherwise; or (ii) result in any payment, right or benefit that would (A) not be deductible under Section 280G of the Code and/or (B) could result in any excise tax on any “disqualified individual” (within the meaning of Section 280G of the Code) under Section 4999 of the Code. Except as would not be reasonably likely to result in a Liability to Purchaser, Seller does not have any obligation to gross-up or reimburse any current or former director, officer, manager, employee, contractor or consultant of Seller for any Taxes or related interest or penalties incurred by such individual, including under Section 4999, 409A or 105(h) of the Code.

Section 5.17 Brokers. Except as disclosed in Section 5.17 of the Disclosure Letter, the Seller Group is not a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Purchaser for a brokerage commission, finder’s fee or like payment in connection with the Transactions.

Section 5.18 Foreign Corrupt Practices Act Compliance. In the past three (3) years, neither Seller nor, to the Knowledge of Seller, any person or other entity acting on behalf of the Seller Group, has directly or indirectly, on behalf of or with respect to the Business: (a) made any contributions, payments or gifts of its property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); (b) either made any contribution, or reimbursed any political gift or contribution made by any other Person, to candidates for public office, whether federal, state or local, where such contribution or reimbursement would be in violation of Applicable Law in any material respect; or (c) engaged in any conduct constituting a violation in any material respect of the Foreign Corrupt Practices Act of 1977, in each case, in order to assist Seller to obtain or retain business for or direct business to Seller.

Section 5.19 Environmental Matters.

(a) Except as set forth on Section 5.19(a) of the Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the operations of Seller are and have been in compliance with all Environmental Laws; (ii) to the knowledge of Seller, there has been no release at any of the properties owned or operated by Seller, or any predecessor in interest thereof, or at any disposal or treatment facility which received Hazardous Materials generated by the Seller Group or any predecessor in interest thereof; (iii) no Environmental Claim has been asserted against the Seller Group or any predecessor in interest thereof nor does Seller have knowledge or notice of any threatened or pending Environmental Claim against Seller or any predecessor in interest thereof; (iv) no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by Seller or any predecessor in interest thereof; (v) the Seller Group holds all Permits required under any Environmental Laws in connection with the occupation of any of the properties owned or operated by the Seller Group or the operation of the business carried on by it; and (vi) the Seller Group has not received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated.

(b) Section 5.19(b) of the Disclosure Letter identifies all material Environmental Permits, approvals or authorizations issued by any federal, state or local Governmental Entity to Seller in connection with the Business or the Leased Real Property, each such Environmental Permit is valid and enforceable and in full force and effect, and Seller is in compliance, in all material respects, with the terms and conditions of all such Environmental Permits, approvals or authorizations and no other Environmental Permits, approvals or authorizations are necessary for operating the Business as currently conducted.

Section 5.20 Title to Assets; Sufficiency of Assets.

(a) The Seller Group holds, and subject to the entry of the Sale Order, at the Closing shall cause to be delivered to Purchaser, good and valid title to or, in the case of leased or licensed Acquired Assets, a valid and binding leasehold interest in or license to or rights under (as the case may be), all of the Acquired Assets, free and clear of all Liens, other than Assumed Liabilities and Permitted Liens. All of the Acquired Assets are in good order and repair for assets of comparable age and past use and are capable of being used in the ordinary course of business in the manner necessary to operate the Business (reasonable wear and tear excepted). No Acquired Asset is subject to any agreement, written or oral, for its sale or use by any Person other than Seller.

(b) Other than the Retained Assets and assuming receipt of all required consents, the Acquired Assets include all tangible Assets, intangible Assets and Intellectual Property that are necessary for the conduct of the Business immediately following the Closing Date in substantially the same manner as conducted by Seller during the six (6) month period prior to the commencement of the Bankruptcy Cases; provided, however, that nothing in this Section 5.20 shall be deemed to constitute a representation or warranty as to (i) the adequacy of the amounts of cash or working capital (or the availability of the same) or (ii) the non-infringement, lack of misappropriation or lack of violation of any Intellectual Property of any other Person (which, for the avoidance of doubt, are covered in Section 5.8(c)).

Section 5.21 Insurance. Section 5.21 of the Disclosure Letter sets forth all material insurance policies covering the property, assets, Business Employees, and operations of the Business (including policies providing property, casualty, liability and workers’ compensation coverage). Such policies are in full force and effect. Seller has paid all premiums on such policies due and payable prior to the Execution Date. Seller has not done anything by way of action or inaction that invalidates any such policies in whole or in part. The Leased Real Properties are insured with financially sound and reputable insurance companies in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Seller operates and as are appropriate for the Business.

Section 5.22 Receivables. The Accounts Receivable of Seller reflected on the financial statements included in the Financial Statements and all Accounts Receivable arising subsequent to the date thereof but prior to the Execution Date (i) arose from bona fide sales transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms, (ii) to the Knowledge of Seller, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) except as set forth on Section 5.22 of the Disclosure Letter, are not subject to any valid material set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and (v) are not the subject of any Actions or order by a Governmental Entity brought by or on behalf of Seller.

Section 5.23 Interests of Affiliates. No Affiliate of Seller, or any of its equityholders, officers, directors, or employees, has any material right, title or interest in or to any of the Acquired Assets, regardless of kind or character (whether real, personal or mixed, tangible or intangible, contingent or otherwise). The Business, as currently conducted, has been conducted solely by Seller and not through any other Affiliate of any Seller. Other than as set forth in Section 5.23 of the Disclosure Letter and employment relationships and the payment of compensation and benefits in the ordinary course of business, no obligations, Contracts or other Liabilities exist between Seller, on the one hand, and any Affiliate of Seller or their respective equityholders, officers, directors or employees, on the other hand, that relate to the operation of the Business, the use of the Acquired Assets or the Assumed Liabilities.

Section 5.24 Bank Accounts. Section 5.24 of the Disclosure Letter sets forth a true, complete and correct list of each bank, deposit, securities, lock box or cash collection, management or other account or sub-account of Seller, including the title and number of the account and the financial or other institution at which such account is located (designating each authorized signatory).

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this Article VI are true and correct as of the Execution Date.

Section 6.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 6.2 Authorization; Enforceability. Purchaser has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which Purchaser is a party. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which Purchaser is a party, and the consummation by Purchaser of the Transactions (including the authorization for the Credit Bid and Release), have been duly authorized by all necessary action on the part of Purchaser. Subject to the entry of the Sale Order, this Agreement and, when executed, each Ancillary Agreement to which Purchaser is a party, have been duly and validly executed and delivered by Purchaser and, assuming due and valid execution and delivery by Seller, constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 6.3 No Conflicts. Subject to the entry of the Sale Order and except as set forth in Section 6.3 of the Disclosure Letter, the execution, delivery and performance of this Agreement and each Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the Organizational Documents of Purchaser, (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 9.1(b) and Section 9.3(b), result in a violation of any Applicable Law, or (c) violate, conflict with, or result in a breach of any of the terms of, or constitute a default under (or an event, which with notice or lapse of time or both, would become a default), or give rise to any right of termination, modification, cancellation or acceleration under any license, Permit, authorization, consent, order or approval of, or registration, declaration or filings with, any Governmental Entity.

Section 6.4 Consents and Approvals. Except as set forth in this Agreement, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser or any of its properties is required for the execution and delivery by Purchaser of the Agreement and the Ancillary Agreements and performance of and compliance by Purchaser with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), (b) filings with respect to and any consents, approvals or expiration or termination of any waiting period, required under any United States or foreign antitrust investment laws which may include the HSR Act and any other Regulatory Approvals required, and (c) such other consents, approvals, authorizations, registrations or qualifications the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.5 Financial Capability. Purchaser (a) has as of the Execution Date and will have on the Closing Date sufficient funds available to pay any expenses incurred by Purchaser in connection with the Transactions, and (b) has as of the Execution Date and will have on the Closing Date the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

Section 6.6 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Purchaser in connection with the Transactions.

Section 6.7 No Other Representations or Warranties. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that none of Seller, its Affiliates or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V (as modified by the Disclosure Letter), or with respect to any other information provided to the Purchaser in connection with the transaction contemplated hereby, including as to the probable success or profitability of the ownership, use or operation of the Business and the Acquired Assets after Closing. Purchaser further represents that none of Seller, its Affiliates or any other Person has made any representation or warranty, express or implied as to the accuracy or completeness of any information regarding Seller, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Seller, its Affiliates or any other Person will have or be subject to liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Representatives of Purchaser’s use of, any such information, including data room information provided to Purchaser or its representatives, in connection with the sale of the Business and the Transactions. Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and, in making the determination to proceed with the Transactions, Purchaser has relied on the results of its own independent investigation.

ARTICLE VII.

BANKRUPTCY COURT MATTERS

Section 7.1 Bankruptcy Actions. Seller shall use its commercially reasonable efforts to obtain the entry of the Bidding Procedures Order and the Sale Order on the Bankruptcy Court’s docket. Purchaser covenants and agrees that it shall cooperate with Seller in obtaining entry of the Bidding Procedures Order and the Sale Order, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of satisfying the requirements of adequate assurance of future performance under section 365(f)(2)(B) of the Bankruptcy Code and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

Section 7.2 Bidding Procedures. The bidding procedures (the “Bidding Procedures”) to be employed with respect to the Auction process shall be those reflected in the Bidding Procedures Order substantially in the form of Exhibit C hereto, with only such changes as approved by Purchaser in its discretion (the “Bidding Procedures Order”).

Section 7.3 Conduct of the Auction.

(a) At the Auction, in accordance with the Bidding Procedures Order and notwithstanding any other provision of this Agreement, Purchaser shall be entitled to (i) reallocate the Stalking Horse Bid; (ii) reduce the amount of the Stalking Horse Bid to the extent Purchaser is not the Successful Bidder with respect to any Segment or Assets constituting a portion of a Segment; provided that Purchaser may not reduce the Stalking Horse Bid with respect to a Segment or Assets being purchased by another Successful Bidder in an amount greater than the purchase price offered by such Successful Bidder with respect to such Segments or Assets; (iii) submit additional Bids and make modifications to this Agreement at the Auction; and (iv) convert the Stalking Horse Bid to a Toggle Plan pursuant to Section 7.3(b).

(b) Purchaser shall have the right to elect, in its sole discretion following consultation with the Seller and subject to the satisfaction of applicable provisions of the Bankruptcy Code (including section 1129 thereof) and Bankruptcy Rules as determined by Seller in its reasonable judgment, to effect the Transactions and to cause the acquisition by Purchaser and/or one or more of Purchaser’s Affiliates or Subsidiaries, as applicable, of the Acquired Assets, or any subset thereof resulting from or in connection with the Auction and the sale of other of the Acquired Assets to one or more third parties submitting Qualified Bids or Bids acceptable to Seller and Purchaser, to be effected pursuant to a chapter 11 plan of reorganization on terms and conditions consistent with this Agreement, the Bidding Procedures Order and the Final DIP Order and otherwise acceptable to Purchaser and reasonably acceptable to Seller (the “Toggle Plan”). In the case of a Toggle Plan, at Purchaser’s request, Seller and Purchaser shall attempt to implement the Toggle Plan in a manner that results in the Reorganized Debtors retaining any applicable tax attributes of Seller.

(c) For the avoidance of doubt, and notwithstanding anything to the contrary herein or in the Bidding Procedures Order, Purchaser is not required to serve as the Backup Bidder, and the Stalking Horse Bid shall not be deemed the Backup Bid unless and until Purchaser separately agrees in writing (in its sole discretion) to serve as the Backup Bidder.

(d) If no Qualified Bid(s) other than the Stalking Horse Bid are received by the Bid Deadline, Purchaser may elect, in its sole discretion, to either (i) effect the Transactions pursuant to the Toggle Plan as set forth in Section 7.3(b) or (ii) amend the terms of this Agreement, among other things, to provide that the Acquired Assets shall be limited only to certain Assets and Segments (and any combinations or parts thereof) that are expressly specified by Purchaser following the Bid Deadline (and, in connection with such amended terms, but subject to the following proviso, the Assumed Liabilities shall be limited to the Liabilities set forth in Section 2.3, but only to the extent related to the Acquired Assets (as amended); provided, however, that any such amended version of this Agreement shall (1) not amend the terms of Section 2.2(a), Section 2.3(h) and Section 2.3(i) and (2) provide for substantially similar representations, warranties, covenants, conditions precedent to Closing and termination rights as set forth herein on the Execution Date.

Section 7.4 Sale Order. Seller shall use commercially reasonable efforts to obtain entry of the Sale Order approving the transactions contemplated by this Agreement and such Sale Order shall be in form and substance reasonably satisfactory to Purchaser granting, among other things, that (i) such sale shall be, to the fullest extent permitted by the Bankruptcy Code, pursuant to sections 105, 363(b) and 363(f) of the Bankruptcy Code, free and clear of all Liens other than Permitted Liens and Assumed Liabilities; (ii) all Contracts required to be assumed by Seller and assigned to Purchaser are so assumed and assigned free and clear of all Liens and Retained Liabilities other than Permitted Liens and Assumed Liabilities to the fullest extent permitted by section 365 of the Bankruptcy Code, subject to Section 2.6; (iii) Purchaser is deemed to have purchased the Acquired Assets in good faith pursuant to section 363(m) of the Bankruptcy Code;

and (iv) Seller is authorized and directed to execute, upon request by Purchaser, one or more assignments in form, substance, and number reasonably acceptable to Purchaser, evidencing the conveyance of the Acquired Assets to Purchaser.

ARTICLE VIII.

COVENANTS

Section 8.1 Interim Operations of the Business. From the Execution Date through the Closing Date, subject to any limitations imposed on Seller as a result of its status as debtor-in-possession in the Bankruptcy Cases, Seller shall use its commercially reasonable efforts to ensure that, and Seller covenants and agrees that, except as expressly provided in this Agreement, contemplated by the Approved Budget or the applicable DIP Order, required by Applicable Law or as may be agreed in writing by Purchaser:

(a) the Business shall be conducted in the ordinary course in accordance with the Approved Budget and Seller shall use commercially reasonable efforts to preserve intact the business organization of the Business and maintain the existing relations with customers, suppliers, vendors, licensors, creditors, business partners and others having material business dealings with the Business, including for the avoidance of doubt, paying all Post-Petition Trade Payables in the ordinary course of business consistent with past practices over the six (6) months preceding the Execution Date and otherwise in a manner consistent with the Approved Budget and using commercially reasonable efforts to collect all Accounts Receivable in the ordinary course of business consistent with past practices;

(b) Seller shall use commercially reasonable efforts to, maintain, preserve and protect the Acquired Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear;

(c) Seller shall use commercially reasonable efforts to perform in all material respects the obligations required to be performed by Seller under the Designated Contracts, other than to cure pre-petition monetary defaults; and

(d) Seller shall not take any action enumerated in Section 5.12 except as set forth in Section 5.12 of the Disclosure Letter.

Section 8.2 Access.

(a) From the Execution Date until the earlier of (i) termination of this Agreement and (ii) the Closing, Seller will, (w) upon reasonable notice, give Purchaser and its employees, accountants, financial advisors, counsel and other representatives reasonable access during normal business hours to the offices, properties, books and records of Seller relating to the Acquired Assets, the Assumed Liabilities, and the Business; (x) furnish to Purchaser such financial and operating data and other information relating to the Acquired Assets, the Assumed Liabilities, and the Business as may be reasonably requested; and (y) instruct the executive officers and senior business managers, Business Employees, counsel, auditors and financial advisors of Seller to cooperate with Purchaser’s employees, accountants, counsel and other representatives. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller to disclose information, (i) subject to attorney-client privilege or that conflicts with any confidentiality obligations to which Seller is bound, (ii) related to pricing or other matters that are highly competitively sensitive or (iii) that would otherwise in the exercise of Seller’s good faith judgment, be inappropriate under the Bidding Procedures Order or otherwise in light of the Bankruptcy Cases.

(b) Purchaser shall cooperate with Seller and make available to Seller such documents, books, records or information Transferred to Purchaser and relating to activities of the Acquired Assets, the Assumed Liabilities, and the Business prior to the Closing as Seller may reasonably require after the Closing in connection with any Tax determination or contractual obligations to Third Parties or to defend or prepare for the defense of any claim against Seller or to prosecute or prepare for the prosecution of claims against Third Parties by Seller relating to the conduct of the Business by Seller prior to the Closing or in connection with any governmental investigation of Seller or any of its Affiliates; provided that any such activities pursuant to this provision shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Purchaser.

(c) No party shall destroy any files or records which are subject to this Section 8.2 without giving reasonable notice to the other party, and within fifteen (15) days of receipt of such notice, any such other party may cause to be delivered to it the records intended to be destroyed, at such other party’s expense.

(d) Subject to Section 8.2(c), any information provided to or obtained by Purchaser and its employees, accountants, financial advisors, counsel and other representatives pursuant to this Section 8.2 is confidential information.

Section 8.3 Efforts and Actions to Cause Closing to Occur. At all times prior to the Closing, upon the terms and subject to the conditions of this Agreement but subject to Section 7.3(b), Seller and Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable (subject to any Applicable Laws) to cause the Closing Date to occur and consummate the Closing and the other Transactions as promptly as practicable including, the preparation and filing of all forms, registrations and notices required to be filed to cause the Closing Date to occur and consummate the Closing and the other Transactions either as contemplated in this Agreement or, upon Purchaser’s exercise of its election right in Section 7.3(b), pursuant to the Toggle Plan, and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers by any Third Party or Governmental Entity.

Section 8.4 HSR Act.

(a) As soon as reasonably practicable (and, in any event, in the case of notifications under the HSR Act, within ten (10) calendar days, or a later date as agreed by the parties) following the Bid Deadline, Seller, on the one hand, and Purchaser, on the other hand, shall each prepare and file, or cause to be prepared and filed, any notifications advisable or required to be filed under (i) the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and request early termination of the waiting period under the

HSR Act and (ii) any other applicable Antitrust Laws. Purchaser, on the one hand, and Seller, on the other hand, shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested in connection with such filings and shall take all other actions necessary to cause the waiting periods under the HSR Act and waiting or review periods under any other applicable Antitrust Laws to terminate or expire at the earliest practicable date after the date of filing. Purchaser shall be responsible for payment of the applicable filing fee under the HSR Act and any other applicable Antitrust Laws, and each party shall be responsible for payment of its own respective costs and expenses (including attorneys’ fees and other legal fees and expenses) associated with the preparation of its portion of any antitrust filings.

(b) Seller and Purchaser shall use their respective reasonable best efforts to do, or cause to be done, all things necessary under the applicable Applicable Laws with the appropriate Governmental Entities to put in place, to transfer, to amend, or to acquire all Transferred Permits that are necessary for the operation and conduct of the Business or Acquired Assets by or on the Closing Date, unless the applicable Applicable Laws regarding such a Permit require certain actions to be taken upon or after Closing, and, in that event, Seller shall use reasonable best efforts to do, or cause to be done, all things necessary or desirable under the applicable Applicable Laws with the appropriate Governmental Entities which can only be taken or done after Closing to put in place, to transfer, to amend, or to acquire such remaining Permits as promptly as reasonably practicable after the Closing.

(c) In addition to the actions to be taken under Section 8.4(a), Seller, on the one hand, and Purchaser, on the other hand, shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied, (ii) obtaining, at the earliest practicable date, of all necessary required consents and approvals from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Entity, (iii) defending of any Actions challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. Consistent with its obligations hereunder, Purchaser shall plan and propose the strategy, timing, content, action, advocacy and resolution of matters related to such required filings and submission, and in the event of a disagreement between the parties, Purchaser shall control and direct such matters.

(d) Seller, on the one hand, and Purchaser, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Entity concerning this Agreement, the Transactions, and any filing, notification or request for approval and (ii) as far as reasonably practicable, shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Entity in response thereto, subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine. In addition, none of parties shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement or the Transactions, unless such party consults with the other party in advance and, to the extent permitted by any such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to restrictions under any Applicable Laws, each of Purchaser, on the one hand, and Seller, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement, the Transactions (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine or which refer to valuation of the Business) or any such filing, notification or request for approval. Each party shall also furnish the other party with such necessary information and assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Entity in connection with this Agreement, the Transactions and any such filing, notification or request for approval.

(e) Notwithstanding anything herein to the contrary:

(i)

none of Purchaser’s Affiliates or equityholders shall be required to, or be required to agree to: (A) sell, divest or dispose of, any assets, products, businesses or interests; (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, products, businesses or interests; (C) any modification or waiver of the terms and conditions of this Agreement; or (D) take any other action that limits the freedom of action with respect to any assets, products, businesses or interests of Purchaser’s Affiliates or equity holders;

(ii)

Purchaser shall not be required to, or required to agree to: (A) any material conditions relating to, or changes or restrictions in, the operations of any of Purchaser’s assets, products, businesses or interests; (B) any material modification or waiver of the terms and conditions of this Agreement; or (C) take any other action that materially limits the freedom of action with respect to any assets, products, businesses or interests of Purchaser; and

(iii)

Neither Seller nor any Affiliate thereof shall agree to any sale, divestiture or disposal of, any assets, products, businesses or interests of any Person or the Business or any material restriction on any Person or the Business without the prior written consent of Purchaser.

Section 8.5 Notification of Certain Matters. Seller shall give written notice to Purchaser promptly after becoming aware of (i) the occurrence of any event, which would be likely to cause any condition set forth in Article IX to be unsatisfied at any time from the date hereof to the Closing Date or (ii) any notice or other communication from (x) any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions or (y) any Governmental Entity in connection with any of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 8.5 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

Section 8.6 Casualty Loss. Notwithstanding any provision in this Agreement to the contrary, if, before the Closing, all or any portion of the Acquired Assets is (a) condemned or taken by eminent domain, or (b) damaged or destroyed by fire or other casualty, Seller shall notify Purchaser promptly in writing of such fact, and (i) in the case of condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (ii) in the case of fire or other casualty, Seller shall, at its option, either restore such damage or assign the insurance proceeds therefrom to Purchaser at Closing. Notwithstanding the foregoing, the provisions of this Section 8.6 shall not in any way modify Purchaser’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect.

Section 8.7 Employee Matters.

(a) Purchaser shall determine which Business Employees, if any, to offer employment to, in its sole discretion; provided, however, that any offer of employment made by Purchaser shall be made in writing no later than fifteen (15) days prior to the Closing Date and Purchaser shall notify Seller no later than twenty (20) days prior to the Closing Date as to which Business Employees of Seller to whom Purchaser intends to make offers of employment. Only Business Employees who are offered and accept such offers of employment with Purchaser based on the initial terms and conditions set by Purchaser and then actually commence employment with Purchaser will become “Purchaser Employees” after the Closing Date. Prior to the Closing Date, Purchaser shall set initial terms and conditions of employment for such Purchaser Employees, including wages, benefits, job duties and responsibilities and work assignments. Purchaser anticipates making offers that shall include compensation (including base salary or base wage rate) and benefits that are substantially similar, in the aggregate with respect to each Business Employee, to the compensation and benefits provided to each such Business Employee by Seller immediately prior to the Closing Date. Seller shall terminate, or cause to be terminated, on or immediately prior to the Closing Date, the employment of each Business Employee to whom an offer of employment by Purchasers has been made and accepted, provided that Seller need not terminate the employment of any Business Employee that does not receive an offer of employment from Purchaser and who Seller determines will be required in connection with the wind down of the Business. Except as otherwise agreed in writing by Purchaser, Purchaser shall not be obligated to provide any severance, separation pay, notice pay, or other payments or benefits, including any employee retention payments or employee incentive plan payments, to any Business Employee on account of any termination of such Business Employee’s employment by Seller on or prior to Closing, and such benefits (if any) shall remain obligations of Seller. Purchaser agrees to include, or cause to be included, in the documentation pertaining to the offer of employment to any Purchaser Employees, and as a condition of accepting such offer of employment: (i) a general release and waiver of claims, in favor of Purchaser and Seller and their respective affiliates, effective as of the Closing, by such Purchaser Employee, of any and all claims relating to the termination of employment contemplated by this Section 8.7(a) (including for any and all claims relating to the termination of employment with Seller, severance, separation pay, or other payments or benefits, and the WARN Act); and (ii) a commitment to and consent from each Purchaser Employee that such Purchaser Employee shall receive credit for years of service with

Seller for purposes of paid time off such that each Purchaser Employee will have the same amount of paid time off immediately prior to the Closing as compared to immediately following the Closing. The employment of each such Purchaser Employee with Purchaser will commence immediately after the Closing Date.

(b) Other than Liabilities arising under or relating to the Incentive Bonus Contracts, all Liabilities to, or relating to, the Benefit Plans shall be Retained Liabilities, and Purchaser shall have no obligation or liability with respect to such Benefit Plans, arrangements or agreements. Effective as of the Closing, Purchaser shall assume all Liabilities to, or relating to, the Incentive Bonus Contracts, and shall honor the terms thereof.

(c) Other than Liabilities arising under or relating to the Incentive Bonus Contracts, all Liabilities in respect of (i) each Business Employee that does not become a Purchaser Employee, and (ii) each Purchaser Employee that relate to the period on or before the Closing, shall be Retained Liabilities, and Purchaser shall have no obligation or liability with respect to such Liabilities.

(d) With respect to the Purchaser Employees, Purchaser will have full responsibility under the WARN Act relating to any act or omission of Purchaser after the Closing Date. With respect to the Business Employees, including those that become Purchaser Employees, Seller will have full responsibility under the WARN Act relating to any act or omission of Seller prior to or on the Closing Date. For the avoidance of doubt, Seller shall be responsible for compliance with and all other Liabilities with respect to the WARN Act relating to the periods prior to and on the Closing Date, including any such Liabilities that result from Business Employees’ separation of employment from Seller and/or Business Employees not becoming Purchaser Employees pursuant to this Section 8.7.

(e) Prior to the Bid Deadline, Seller will provide Buyer, with respect to each material Benefit Plan, a true, correct and complete copy (or, to the extent no such copy exists or the Benefit Plan is not in writing, an accurate written description) thereof and, to the extent applicable: (i) all documents constituting the Benefit Plans and all amendments thereto; (ii) any related trust agreement or other funding instrument and all other material contracts currently in effect with respect to such Benefit Plans (including administrative agreements, group insurance contracts and group annuity contracts); (iii) the most recent IRS determination letter and/or opinion letter for each Benefit Plan, if applicable; (iv) the most recent summary plan description and summary of material modifications; (v) the most recent Forms 5500 and schedules thereto; and (vii) discrimination tests for the most recent plan year.

(f) Seller shall reasonably cooperate, to the extent permitted by law, with the Purchaser in the making of any offer of employment that Purchaser may extend to the Business Employees, and with the Purchaser’s attempt to obtain information relating to the Business Employees in connection with such offers of employment, including using reasonable efforts to make available to Purchaser such Business Employees for interviews as requested by Purchaser.

(g) All provisions contained in this Agreement with respect to employee benefit plans or compensation of Purchaser Employees are included for the sole benefit of the respective parties hereto. Nothing contained herein (i) shall confer upon any former, current or future employee of

Seller or Purchaser or any legal representative or beneficiary thereof any rights or remedies, including any right to employment or continued employment, of any nature, for any specified period, (ii) shall cause the employment status of any former, present or future employee of Seller or Purchaser to be other than terminable at will, (iii) shall confer any third party beneficiary rights upon any Purchaser Employee or any dependent or beneficiary thereof or any heirs or assigns thereof or (iv) shall be construed to establish or be treated as an amendment or modification of any employee benefit plan, program, agreement, arrangement, or policy.

Section 8.8 Further Assurances. If at any time after the Closing Date, Purchaser or Seller consider or are advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Acquired Assets or otherwise to carry out this Agreement, including the assumption of the Assumed Liabilities, Purchaser or Seller shall, at Purchaser’s expense, execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances and take and do all such other actions and things as may be requested by the other party in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement; provided that nothing in this Section 8.8 shall expand the representations and warranties or covenants of Seller or any rights or remedies of Purchaser set forth in this Agreement.

Section 8.9 Publicity. Without limiting or restricting any party from making any filing with the Bankruptcy Court with respect to this Agreement or the Transactions and upon forty-eight (48) hours’ advance notice of such public announcement or press release, no party shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Purchaser or Seller, disclosure is otherwise required by Applicable Law, the Bankruptcy Code or the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of the SEC; provided that the party intending to make such release shall use its reasonable best efforts consistent with such Applicable Law, the Bankruptcy Code or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

Section 8.10 Tax Matters.

(a) The Purchaser and the Seller agree that the Purchase Price is exclusive of any Transfer Taxes. Purchaser shall promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement or the transactions contemplated herein, or that may be imposed upon or payable or collectible or incurred in connection with the Transactions. The Party responsible under Applicable Law for filing the Tax Return with respect to such Transfer Taxes shall prepare and timely file any such Tax Return and promptly provide a copy of such Tax Return to the other Party. Seller and Purchaser shall, and shall cause their respective Affiliates to, use commercially reasonable best efforts to cooperate to timely prepare and file any Tax Returns or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(b) In the event that Purchaser elects pursuant to Section 7.3(b) to consummate the Transactions pursuant to the Toggle Plan, Purchaser and Seller covenant and agree that they will use their commercially reasonable efforts to obtain an order from the Bankruptcy Court pursuant to section 1146 of the Bankruptcy Code exempting, to the maximum extent possible, the Transfer of the Acquired Assets from Seller to Purchaser from any and all Transfer Taxes. To the extent the Transactions or any portion of the Transactions are not exempt from Transfer Taxes under section 1146 of the Bankruptcy Code, Purchaser shall be responsible for and shall pay all Transfer Taxes in accordance with Section 8.10. Purchaser and Seller shall cooperate in providing each other with any appropriate certification and other similar documentation relating to exemption from Transfer Taxes (including any appropriate resale exemption certifications), as provided under Applicable Law.

(c) Purchaser and Seller agree to furnish, or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets or the Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Purchaser and Seller shall cooperate, and cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 8.10(c). Purchaser and Seller shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened tax audits, assessments or litigation with respect to the Acquired Assets or the Business for any taxable period for which the other party may have liability under this Agreement. Purchaser and Seller shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement.

(d) Real and personal property Taxes and assessments, and all rents, utilities and other charges, on the Acquired Assets for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date (the “Straddle Period Property Tax”) shall be prorated on a per diem basis between Purchaser and Seller as of the Closing Date; provided, however, that Seller shall not be responsible for, or benefit from, any increased or decreased assessments on real or personal property resulting from the transactions contemplated hereby. All such prorations of Straddle Period Property Taxes shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Seller and items relating to time periods beginning after the Closing Date shall be allocated to Purchaser. The amount of all such prorations shall be settled and paid on the Closing Date. If any of the rates for the Straddle Period Property Taxes for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date are not established by the Closing Date, the prorations shall be made on the basis of such rates in effect for the preceding taxable period. The apportioned obligations under this Section 8.10(d) shall be timely paid and all applicable filings made in the same manner as set forth for the apportioned Transfer Taxes in Section 8.10(a) and (b).

Section 8.11 Books and Records. At or promptly after the Closing, Seller shall deliver to Purchaser all books and records pertaining to the Acquired Assets that are in Seller’s possession or control; provided, however, that Seller shall be entitled to make and retain a copy of any and all books and records delivered to Purchaser.

ARTICLE IX.

CONDITIONS

Section 9.1 Conditions Precedent to Performance by Seller and Purchaser. The respective obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Bankruptcy Matters.

(i)

The Bankruptcy Court shall have entered the Sale Order in form and substance reasonably acceptable to Purchaser and Seller by November 25, 2024 (subject to extension as permitted by the applicable DIP Order). The Sale Order shall declare Purchaser as the Successful Bidder and the Sale Order shall have become a Final Order.

(ii)

The Bankruptcy Court shall not have entered an order (x) appointing a trustee or an examiner with expanded powers in the Seller’s or any of its affiliates’ Bankruptcy Cases, or (y) dismissing Seller’s or any of its affiliates’ Bankruptcy Cases or converting Seller’s or any of its affiliates’ Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code.

(b) Antitrust and Regulatory Approvals. If applicable, the waiting periods (including any extensions thereof) for the transactions contemplated under this Agreement under the HSR Act, and any other Antitrust Law, shall have expired or terminated and any other Regulatory Approvals shall have been obtained.

(c) No Order. No Order or Applicable Law shall be in effect that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. No Action shall be pending before any Governmental Entity or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (x) prevent consummation of any of the transactions contemplated by this Agreement or (y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

Section 9.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date, of the following conditions:

(a) Material Adverse Effect. Since the Petition Date, there shall not have occurred and be continuing any Material Adverse Effect.

(b) Seller’s Representations and Warranties. Each of (i) the representations and warranties of the Seller set forth in Sections 5.1, 5.2 and 5.17 shall be true and correct in all respects as of the Closing, in each case, as though made at and as of such time (or, if made as of a specific date, at and as of such date); (ii) the representations and warranties set forth in Section 5.20(a) shall be true and correct in all material respects as of the Closing, in each case as though made at and as of such time; and (iii) the other representations and warranties made by Seller in Article V of this Agreement shall be true and correct in all respects as of the Closing (without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect”), in each case as though made at and as of such time (or, if made as of a specific date, at and as of such date), except to the extent such failures to be true and correct do not individually or in the aggregate constitute a Material Adverse Effect.

(c) Seller’s Performance of Covenants. Seller shall have performed or complied with, in all material respects, the obligations and covenants of Seller to be performed or complied with by Seller prior to the Closing under this Agreement.

(d) Certificate of Seller’s Officer. Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by an officer of Seller, certifying to the effect that the conditions set forth in Sections 9.2(a)-9.2(c) have been satisfied.

(e) Consents, Approvals and Permits.

(i)

All consents and approvals of any Person (other than a Governmental Entity) set forth in Section 9.2(e) of the Disclosure Letter shall have been obtained, except to the extent that the requirement for a particular consent or approval is rendered inapplicable by the Sale Order or other order of the Bankruptcy Court, if applicable. A copy of each such consent or approval referred to in this Section 9.2(e) shall have been provided to Purchaser at or prior to the Closing.

(ii)

All Permits included in the Acquired Assets that are necessary for the operation of the Business following the Closing Date in a manner consistent in all material respects as the manner conducted by Seller during the six (6) month period prior to the commencement of the Bankruptcy Cases will be Transferred to Purchaser or have been obtained by Purchaser.

(f) Bill of Sale; Conveyance Documents. Seller shall have duly executed and delivered to Purchaser the documents set forth in Section 4.2.

(g) DIP Orders. The Bankruptcy Court shall have entered the Interim DIP Order and the Final DIP Order, and the Final DIP Order shall have become a Final Order.

(h) No Default; No Termination Event. No Termination Event (as defined in the applicable DIP Order) shall have occurred and be continuing.

The foregoing conditions in this Section 9.2 are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 9.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing shall be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. All representations and warranties made by Purchaser in Article VI of this Agreement shall be true and correct in all respects on and as of the Closing Date as if again made by Purchaser on and as of such date (or, if made as of a specific date, at and as of such date) except where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent Purchaser from consummating the Transactions.

(b) Consents, Approvals and Permits. All consents and approvals of any Person other than a Governmental Entity set forth in Section 9.3(b) of the Disclosure Letter, shall have been obtained, except to the extent that the requirement for a particular consent or approval is rendered inapplicable by the Sale Order or other order of the Bankruptcy Court. A copy of each such consent or approval shall have been provided to Purchaser at or prior to the Closing.

(c) Performance of the Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement).

(d) Purchaser’s Deliveries. Purchaser shall have delivered, and Seller shall have received, all of the items set forth in Section 4.3 of this Agreement.

(e) Certificate of Purchaser’s Officer. Purchaser shall have delivered to Seller a duly executed certificate by an officer of Purchaser certifying to the effect that the conditions set forth in Sections 9.3(a)-9.3(c) have been satisfied.

(f) Retained Cash. All Cash and Cash Equivalents retained by Seller pursuant to Section 2.2(a) shall be deposited into a segregated account that shall not be subject to any Liens or claims of any other party (including Purchaser) or any Liens or claims granted in connection with the DIP Facility or Credit Agreement.

The foregoing conditions in this Section 9.3 are for the sole benefit of Seller and may be waived by Seller, in whole or in part, at any time and from time to time in its sole discretion. The failure by Seller at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ARTICLE X.

TERMINATION

Section 10.1 Termination. This Agreement may be terminated or abandoned in its entirety or with respect to any individual Segments or combination of Segments, at any time prior to the Closing Date as follows:

(a) By the mutual written consent of Purchaser and Seller;

(b) By either Purchaser or Seller upon written notice given to the other:

(i)

if the Bankruptcy Court or any other Governmental Entity shall have issued an Order (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to prevent the entry of and remove), which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such order, decree, ruling or other action shall have become a Final Order; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose actions or failure to act under this Agreement shall have been the cause of, or shall have resulted in, such order, decree or ruling or other action of the Bankruptcy Court or Governmental Entity and such party’s action or failure to act constitutes a breach of this Agreement;

(ii)

if the Closing shall not have occurred on or prior to December 6, 2024 (the “Outside Date”); provided, however, that the Outside Date will be automatically extended without any further action by either Party by up to an additional thirty (30) days if all conditions contained in Section 9.1 and Section 9.2 have been satisfied other than the conditions contained in Section 9.1(b) and Section 9.1(c); provided, further, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date; or

(iii)

if the Bankruptcy Court shall enter an order approving a Qualified Bid from a Successful Bidder other than Purchaser for any sale (or sales) or other disposition of (A) all or substantially all of the Seller Group’s Assets or (B) one or more Segments to the extent that, as of the date such Segments are sold, no other Qualified Bids for a substantial portion of the Seller Group’s remaining Assets have been submitted to Seller or any other member of the Seller Group, in each case, to a Person other than Purchaser (each, an “Alternate Transaction”).

(c) By Seller upon written notice given to Purchaser, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.3 and (ii) cannot be cured within ten (10) Business Days after Seller provides written notice to Purchaser of such breach;

(d) By Purchaser upon written notice given to Seller:

(i)

if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.2 and (ii) cannot be cured within ten (10) Business Days after Purchaser provides written notice to Seller of such breach;

(ii)

if the Sale Order has been revoked, rescinded or modified in any material respect and the order revoking, rescinding or modifying such order(s) shall not be reversed or vacated within three (3) days after the entry thereof; provided that Purchaser shall have the right to designate any later date for this purpose in its sole discretion;

(iii)

if for any reason Purchaser is unable, pursuant to section 363(k) of the Bankruptcy Code, to credit bid its Liabilities under the DIP Facility and/or the Credit Agreement in payment of the Purchase Price as set forth in Section 3.1;

(iv)	if the Disclosure Letter fails to be finalized in accordance with Section 11.2 within thirty (30) days after the Execution Date;

(v)	upon the occurrence of any Termination Event (as defined in the DIP Orders); or

(vi)	if the Cure Costs applicable to the Designated Contracts set forth in Section 10.1(d)(vi) of the Disclosure Letter exceed the aggregate amount set forth therein.

(e) Subject to Purchaser’s rights under Section 7.3 and the Bidding Procedures Order to amend the terms of this Agreement at the Auction, with respect to any Segment being purchased by Purchaser, by either Purchaser or Seller, if, at the conclusion of the Sale Hearing, Purchaser is not determined by the Bankruptcy Court to be the Successful Bidder with respect to such Segment. Notwithstanding the foregoing, in no event may Seller terminate this Agreement pursuant to Section 10.1(e) after entry of the Sale Order or in violation of the Bidding Procedures Order. For the avoidance of doubt, if the Purchaser or Seller terminates this Agreement with respect to any individual or combination of Segments pursuant to Section 10.1(e), the Agreement, as amended as permitted by Section 7.3(a) and the Bidding Procedures Order, shall remain in full force and effect for any Segments for which Purchaser is the Successful Bidder but subject to Section 7.3(b); provided, however, that, notwithstanding the foregoing, (X) in the event that Purchaser is not the Successful Bidder for the Apps & Security Business Segment and the Uplynk/Media Business Segment, Purchaser shall have the right to terminate this Agreement and (Y) in the event that Purchaser is only the Successful Bidder for one, but not both, of the Apps & Security Business Segment and the Uplynk/Media Business Segment, Purchaser shall have the right to terminate this Agreement with respect to the other Segments pursuant to Section 10.1(e) upon notice given to Seller. Any party seeking to invoke its rights to terminate this Agreement shall give written notice thereof to the other party or parties specifying the provision hereof pursuant to which such termination is made and the effective date of such termination being the date of such notice.

Section 10.2 Effect of Termination. If this Agreement is terminated by either party in accordance with and pursuant to Section 10.1, then, except as otherwise provided in Section 10.3, all rights and obligations of the parties under this Agreement shall terminate; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

Section 10.3 Expense Reimbursement.

(a) In the event of the termination of this Agreement under any provision of Section 10.1, other than Section 10.1(c), and following such termination, the Seller consummates an Alternate Transaction, Seller shall pay, or cause to be paid, to Purchaser or as Purchaser may direct, by wire transfer in immediately available funds, an amount equal to any unreimbursed Transaction Expenses, in an amount not to exceed $2,000,000 (the “Expense Reimbursement”), with such payments to be made so as to be received not later than two (2) Business Days following the later of (A) date of receipt by Seller of an invoice documenting such Transaction Expenses and (B) the consummation of such Alternate Transaction; provided, however, that the Expense Reimbursement shall only be payable from the net cash proceeds from such Alternate Transaction. Any such Transaction Expenses that become reimbursable pursuant to this Section 10.3(a), upon entry of the Bidding Procedures Order, shall constitute a super priority administrative expense of Seller under section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of any kind, including those specified in sections 503(b) or 507(b) of the Bankruptcy Code.

(b) The parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that without these agreements neither Seller nor Purchaser would enter into this Agreement.

ARTICLE XI.

MISCELLANEOUS

Section 11.1 Survival of Covenants, Representations and Warranties. The representations and warranties set forth in Article V and Article VI shall not survive the Closing Date; provided, however, (a) to the extent the covenants and agreements in this Agreement only require performance prior to the Closing, such covenants and agreements shall not survive the Closing for any purpose and (b) to the extent the covenants and agreements in this Agreement shall survive the Closing, such covenants and agreements shall survive the Closing in accordance with their respective terms only to the extent and for such period as shall be required to complete the performance required hereby.

Section 11.2 Disclosure Letter. The parties acknowledge that the Disclosure Letter may not be complete as of the execution of this Agreement, and the parties hereby covenant that they each will use commercially reasonable efforts to complete and deliver the Disclosure Letter as soon as practical following the execution of this Agreement. Any Section or items listed in any Section of the Disclosure Letter not included in the Disclosure Letter on the Execution Date shall be delivered by the party responsible therefor no later than thirty (30) days after the Execution Date, and shall thereupon, if mutually acceptable to the parties, be deemed included in the

Disclosure Letter as if such Section was included as of the Execution Date. Purchaser may assert a good faith dispute or objection with regard to any Section of the Disclosure Letter that Seller supplements or amends after the Execution Date, and the parties shall thereafter have fifteen (15) days to negotiate such disputed Section. If, following such fifteen-day period, such dispute is not resolved and the disclosure that is the subject of the disputed Section has or would reasonably be expected to have a material and adverse impact on Purchaser’s ability to conduct the Business or operate the Acquired Assets in the ordinary course of business consistent with past practices over the six (6) months preceding the Execution Date, then Purchaser may terminate this Agreement in accordance with Section 10.1(d)(iv). From the end of such 30-day period (including any dispute period) until the Closing, Seller shall supplement or amend the Disclosure Letter with respect to any matter that, if existing, occurring or known at the Execution Date, would have been required to be set forth or described in the Disclosure Letter. The Disclosure Letter shall be deemed amended by all such supplements and amendments for all purposes (except for purposes of determining whether the conditions set forth in Section 9.2(b) of the Agreement have been satisfied).

Section 11.3 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 11.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be sent by electronic mail and can also be delivered personally or sent by overnight courier:

If to Seller:	Edgio, Inc. 11811 N. Tatum Blvd., Suite 3031 Phoenix, Arizona 85028 Attn: Richard Diegnan, Chief Legal Officer Email: rdiegnan@edg.io

with a copy to:	Milbank LLP 55 Hudson Yards New York, New York 10001 Attn: Rod Miller; Tyson Lomazow; Jason Anderson Email: RDMiller@milbank.com; tlomazow@milbank.com; jtanderson@milbank.com

If to Purchaser:	Lynrock Lake Star LLC c/o Lynrock Lake LP 2 International Drive Rye Brook, NY 10573 Attn: Cynthia Paul; Michael Manley Email: cp@lynrocklake.com; mike@lynrocklake.com with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Michael S. Stamer; Meredith A. Lahaie; Stephen B. Kuhn; Erica D. McGrady

Email: mstamer@akingump.com; mlahaie@akingump.com; skuhn@akingump.com; emcgrady@akingump.com or to such other address as a party may from time to time designate in writing in accordance with this Section 11.4. The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in this Section 11.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 11.5 Counterparts. This Agreement may be executed by PDF signature or other electronic transmission and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.6 Mutual Drafting.This Agreement is the result of the joint efforts of Purchaser and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.

Section 11.7 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Disclosure Letter and other schedules, annexes, and exhibits hereto and the Ancillary Agreements (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof, and (ii) are not intended to confer upon any Person other than the parties hereto and thereto any rights, obligations or remedies hereunder; provided, further, that Affiliates and representatives of each party are express third-party beneficiaries of Section 11.15 and this Section 11.7.

Section 11.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 11.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

Section 11.10 Exclusive Jurisdiction. All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York sitting in the Borough of Manhattan, (ii) irrevocably submits to the jurisdiction of such courts in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.4 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law).

Section 11.11 Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Seller or Purchaser in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 11.12 Specific Performance.

(a) Purchaser acknowledges and agrees that any breach of the terms of this Agreement by Purchaser would give rise to irreparable harm for which money damages may not be an adequate remedy, and, accordingly agrees that, in addition to any other remedies, Seller shall be entitled to enforce the terms of this Agreement, including, for the avoidance of doubt, Purchaser’s obligation to fund the Purchase Price, by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting a bond.

(b) Purchaser agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. In the event Seller seeks an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement, Seller shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) Nothing in this Section 11.12 shall limit the rights of Purchaser to seek or obtain enforcement of the Bidding Procedures Order or the Sale Order after the entry of such orders or of this Agreement.

Section 11.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other party; provided that no such prior written consent shall be required for (a) an assignment by the Purchaser to any of its Affiliates, so long as the Purchaser remains liable hereunder, (b) an assignment by the Purchaser of its rights and interests hereunder after the Closing to any lender to the Purchaser for purposes of collateral security, or (c) an assignment by the Purchaser of its rights and interests hereunder after the Closing to any purchaser of all or any portion of its assets or businesses; provided, further, however, that, in each case, such assignment shall not release Purchaser from its obligations under this Agreement and the Seller shall have no obligation to pursue remedies against any assignee of Purchaser before proceeding against Purchaser for any breach of Purchaser’s obligations hereunder. Subject to the first sentence of this Section 11.13, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 11.14 Headings. The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.15 No Consequential or Punitive Damages. WITHOUT LIMITING ANY RIGHTS OF PURCHASER TO RECEIVE THE EXPENSE REIMBURSEMENT IN ACCORDANCE WITH SECTION 10.3 OF THIS AGREEMENT, NO PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO THE OTHER PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES CLAIMED BY SUCH OTHER PARTY UNDER THE TERMS OF OR DUE TO ANY BREACH OF THIS AGREEMENT, INCLUDING LOSS OF REVENUE OR INCOME, DAMAGES BASED ON ANY MULTIPLIER OF PROFITS OR OTHER VALUATION METRIC, COST OF CAPITAL, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY.

Section 11.16 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Receivable” means any and all trade accounts, notes and other receivables and indebtedness for borrowed money or overdue accounts receivable, in each case owing to Seller and all claims relating thereto or arising therefrom.

“Acquired Assets” has the meaning set forth in Section 2.1 and Exhibit B.

“Actions” means all rights, privileges, claims, demands, choses in action, prepayments, deposits, refunds, indemnification rights, warranty claims, offsets and other claims of Seller against Third Parties.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” or “this Agreement” means this Asset Purchase Agreement, together with the Exhibits hereto and the exhibits and schedules thereto and the Disclosure Letter.

“Allocation Statement” has the meaning set forth in Section 3.2.

“Alternate Transaction” has the meaning set forth in Section 10.1(b)(iii).

“Ancillary Agreements” means the Conveyance Documents, Sale Order, and, in the case of each of the foregoing, all exhibits and appendices thereto.

“Annual Financial Statements” has the meaning set forth in Section 5.4.

“Antitrust Law” means, collectively, the HSR Act, title 15 of the United States Code §§ 1-7, as amended (the Sherman Act), Title 15 of the United States Code §§ 12-27 and Title 29 of the United States Code §§ 52-53, as amended (the Clayton Act), the Federal Trade Commission Act (15 U.S.C.§ 41 et seq.), as amended, and the rules and regulations promulgated thereunder, and all other national, state, local or foreign Applicable Laws in effect from time to time that are designed or intended to (i) prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition; and (ii) regulate transactions involving foreign investments, including any Applicable Laws that provide for review of national security matters in any jurisdiction.

“Applicable Law” means any law, regulation, rule, order, judgment, guideline or decree to which any Acquired Asset or Seller is subject.

“Approved Budget” means the “Weekly Cash Flow Model, DIP Budget” attached as Exhibit D.

“Assets” means assets, properties, rights, interests, claims, contracts, and businesses of every kind, type, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent, liquidated or unliquidated, whether owned, leased or licensed and wherever located, and all rents, issues, profits, royalties, entitlements, products and proceeds of any of the foregoing.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Auction” has the meaning ascribed to such term in the Bidding Procedures Order.

“Avoidance Action” means any claim, right or cause of action of Seller arising under sections 544 through 553 of the Bankruptcy Code, except for any such actions (i) against Purchaser (all such claims to be released at Closing); (ii) related to Designated Contracts; or (iii) in connection with any setoffs related to Acquired Assets.

“Backup Bid” has the meaning set forth in the Bidding Procedures.

“Backup Bidder” has the meaning set forth in the Bidding Procedures.

“Bankruptcy Cases” has the meaning set forth in the recitals hereof.

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Benefit Plan” means any plan, program, policy, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, offer letter, severance pay, notice pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity or equity-based compensation, change in control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any Seller(s) is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance, fringe benefit or other similar plan, program, policy, arrangement or agreement, whether written or oral, including any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA, that is sponsored, maintained or contributed to by, or required to be contributed to by, Seller or any Subsidiary of Seller under which any current or former officer, director, employee, leased employee, retiree, consultant, contractor or agent (or their respective representatives or beneficiaries) of Seller has any present or future right to benefits.

“Bid” has the meaning set forth in the Bidding Procedures.

“Bid Deadline” has the meaning set forth in the Bidding Procedures.

“Bidding Procedures” has the meaning set forth in Section 7.2.

“Bidding Procedures Order” has the meaning set forth in Section 7.2.

“Bill of Sale” means a bill of sale, in a form reasonably acceptable to Purchaser and Seller.

“Business” means the business and operations of Seller and each of its Subsidiaries (wherever such business and operations are situated or conducted) as presently conducted by Seller, including, but not limited to, the business and operations related to providing edge-enabled digital solutions.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Applicable Law or executive order to close or are otherwise generally closed.

“Business Employee” has the meaning set forth in Section 5.16(a).

“Business Intellectual Property” means all Intellectual Property owned by Seller and (i) used in or held for use in connection with the Business or (ii) necessary to operate the Business, in each case of (i) and (ii), excluding any Retained Assets.

“Business Software” means any Software, owned by Seller and made available, provided, sold, licensed or leased to customers of the Business.

“Cash and Cash Equivalents” means (a) cash; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof, maturing within one (1) year from the date of issuance; (c) certificates of deposit, time deposits, eurodollar time deposits, deposit accounts or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank; (d) commercial paper of an issuer and maturing within six (6) months from the date of acquisition; (e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any non-United States government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or non-United States government (as the case may be); (f) eurodollar time deposits having a maturity not in excess of 180 days to final maturity; (g) any other investment in United States Dollars which has no more than 180 days to final maturity; or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Closing” means the consummation of all transactions contemplated in this Agreement.

“Closing Date” has the meaning set forth in Section 4.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, lease, license, consensual obligation, promise or undertaking.

“Contract & Cure Schedule” has the meaning set forth in Section 2.5(a).

“Conveyance Documents” means (a) the Bill of Sale; (b) the Intellectual Property Instruments; (c) all documents of title and instruments of conveyance necessary to Transfer record and/or beneficial ownership to Purchaser of Acquired Assets composed of automobiles, trucks, or other vehicles, trailers, and any other property owned by Seller which requires execution, endorsement and/or delivery of a certificate of title or other document in order to vest record or beneficial ownership thereof in Purchaser; and (d) all such other documents of title, customary title insurance affidavits, deeds, endorsements, assignments and other instruments of conveyance or Transfer as, in the reasonable opinion of Purchaser’s counsel, are necessary or appropriate to vest in Purchaser good and marketable title to any Acquired Assets.

“Credit Agreement” means that certain Credit Agreement, dated as of November 14, 2023 by and between Edgio, Inc., as borrower and Lynrock Lake Master Fund LP, as lender.

“Credit Bid and Release” has the meaning set forth in Section 3.1(a).

“Cure Costs” means the amounts that must be paid, if any, in connection with the assignment and assumption of each Designated Contract pursuant to section 365(b)(1)(A) and section 365(b)(1)(B) of the Bankruptcy Code.

“Data Protection Law” means all Applicable Laws relating to the security, collection, protection, processing, storage, transfer and use of Personal Data in any relevant jurisdiction, including the Federal Trade Commission Act, the California Consumer Privacy Act, any state data breach notification Law, the General Data Protection Regulation ((EU) 2016/679), and any national implementing Laws relating thereto.

“Designated Contracts” means all Contracts set forth on the final Contract & Cure Schedule.

“Designation Deadline” means three (3) Business Days prior to the Closing Date.

“DIP Commitment Letter” means that certain Senior Secured Superpriority Debtor in Possession Credit Facility Commitment Letter, dated as of September 9, 2024, by and between Lynrock Lake Master Fund LP and Seller (including all schedules, annexes and exhibits thereto, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“DIP Facility” means the senior secured superpriority debtor in possession term loan facility to be provided by Lynrock Lake Master Fund LP to the Seller in connection with the Seller’s and certain of its affiliates’ Bankruptcy Cases.

“DIP Orders” means the Interim DIP Order and the Final DIP Order.

“DIP Term Sheet” means that certain Senior Secured Superpriority Debtor in Possession Credit Facility Term Sheet attached to the DIP Commitment Letter as Exhibit A (including all schedules, annexes and exhibits thereto, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Disclosure Letter” means the disclosure letter of even date herewith prepared and signed by Seller and delivered to Purchaser simultaneously with the execution hereof, as updated from time to time to the extent permitted herein.

“Disputed Contract” has the meaning set forth in Section 2.5(a).

“Disputed Contract Determination” has the meaning set forth in Section 2.5(d).

“Environmental Claim” shall mean all Liabilities, including those for investigatory, remedial, or corrective actions, imposed, incurred or arising from or under any Environmental Law or resulting from the presence of any Hazardous Material.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance or promulgated rule, regulation, code or directive, any duties imposed under common law, any judicial or administrative decree, order or judgment (whether or not by consent), any request or demand from a Governmental Entity which request or demand is currently uncontested by Seller, or any provision or condition of any permit, license or other operating authorization relating to (i) the protection of the environment or human, worker or public health and welfare, or the protection of the health and safety of any workers, employees, and the public or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or actual or potential release, discharge or emission of any Hazardous Material, including but not limited to the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the River and Harbor Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act, the Federal Mine Safety and Health Act, the Occupational Safety and Health Act, and any state or local law, ordinance, rule, regulation, code or directive regulating the same or similar matters.

“Environmental Permits” shall mean any and all Permits issued in accordance with or pursuant to any Environmental Law.

“Equipment” means all furniture, fixtures, equipment, computers, machinery, vehicles, apparatus, attachments, appliances, fittings, lighting fixtures, doors, cabinets, partitions, mantels, motors, pumps, screens, plumbing, heating, air conditioning, waste disposal and storing, wiring, telephones, televisions, monitors, security systems, carpets, floor coverings, wall coverings, office equipment, laboratory equipment, computers, registers, safes, trash containers, meters and scales, combinations, codes and keys, implements, telephone systems, signage, supplies, communications equipment, information technology assets, and any attached and associated hardware, routers, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents, and including all warranties of the vendor applicable thereto, and all other tangible personal property of every kind and description, and Improvements used, or held for use, in connection with the operation of the Business, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with Seller, is or would be considered a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble hereof.

“Expense Reimbursement” has the meaning set forth in Section 10.3(a).

“Final DIP Order” means a Final Order of the Bankruptcy Court approving, among other things, the DIP Facility and the Seller’s entry into the DIP Term Sheet, the DIP Commitment Letter and any definitive agreements related thereto.

“Final Order” means a judgment or Order of the Bankruptcy Court (or any other court of competent jurisdiction) entered on the main docket in the Bankruptcy Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such judgment or Order of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such Action or Order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such Order, shall not cause an Order not to be a Final Order.

“Financial Statements” has the meaning set forth in Section 5.4.

“GAAP” has the meaning set forth in Section 5.4.

“Generative AI Materials” means any and all content, data, and information created, developed, or modified for the purposes of using, or used in connection with, any generative artificial intelligence tools, algorithms, or related-services (“GenAI Tool”) to organize, summarize, or generate content, data, or information that is intended for, considered by, or used in connection with any services, business activity and/or work product, including (i) all strategies, policies, and use cases for any GenAI Tool; (ii) all queries, prompts, instructions, data, or other inputs and methodologies used with or provided to any GenAI Tool and (ii) all outputs generated by any GenAI Tool, including statements, images, content, and reports.

“Governmental Entity” means any foreign, national, federal, state, municipal, local, provincial, territorial, government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal, including any United States or other such entity anywhere in the world.

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls; and (ii) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Incentive Bonus Contracts” means the incentive bonus agreements entered into between Seller and each applicable current employee of Seller, substantially in the form provided to Purchaser prior to the date hereof, with the bonus payments thereunder not to exceed $1,250,000 in the aggregate, which amount shall be inclusive of any employer-side payroll, social security or similar taxes that may become payable in connection with the amount paid under the Incentive Bonus Contracts.

“Improvements” means the buildings, structures, fixtures, systems, facilities, easements, rights-of-way, privileges, improvements, parking areas, landscaped areas, PP&E, licenses, appurtenances and all other rights and benefits appurtenant or in any way related to and/or demised under any lease of, or other contract or agreement for the use of, the Leased Real Properties, as applicable.

“Indebtedness” means, at any time and with respect to any Person: (a) all indebtedness of such Person for borrowed money; (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business, consistent with past practice); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent); (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded; (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities; (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness; and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Instrument of Assumption and Assignment” means an instrument of assumption and assignment, in a form reasonably acceptable to Purchaser and Seller.

“Intellectual Property” means all rights, interest, and title in and to all intellectual and industrial property, including: (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) issued patents and patent applications (including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof) (“Patents”), (d) trademarks, service marks, trade dress, trade names, corporate names, d/b/a names, logos and slogans, and Internet domain names and social media handles, together with all goodwill associated with each of the foregoing, (e) copyrights and copyrightable works (both published and unpublished) including all works of authorship, (f) Software and Generative AI Materials, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice) (“Trade Secrets”), (h) technology (including know-how and show-how), business processes and techniques, methodologies, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (j) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out, (k) any moral rights and the like associated therewith, and (l) all issuances, registrations and applications for any of the foregoing.

“Intellectual Property Instruments” instruments of Transfer, in form suitable for recording in the appropriate office or bureau, effecting the Transfer of registered copyrights, registered trademarks and Patents owned or held by Seller.

“Interim DIP Order” means an Order of the Bankruptcy Court approving on an interim basis, among other things, the DIP Facility, the DIP Term Sheet and the DIP Commitment Letter and the Seller’s and its affiliates’ entry into any definitive agreements related thereto.

“Interim Financial Statements” has the meaning set forth in Section 5.4.

“Inventory” means all inventory, supplies, finished goods, works in process, goods-in-transit, packaging materials and other consumables of Seller.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all information technology and computer systems (including Software, information technology and telecommunication hardware (including workstations, servers, routers, and firewalls) and other Equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, in each case, owned, leased or licensed by Seller and used in the Business, but specifically excluding, in each case, any Retained Assets.

“Knowledge” as applied to Seller, means a person listed on Section 11.16 of the Disclosure Letter hereto is actually aware of a particular fact; and “knowledge” as applied to Purchaser, means any officer of Purchaser or any other person listed in Section 11.16 of the Disclosure Letter hereto is actually aware of a particular fact.

“Leased Real Property” has the meaning set forth in Section 5.5(b).

“Liabilities” means all Indebtedness, claims, Liens, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, matured or unmatured, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the commencement of the Bankruptcy Cases) of or against Seller, its Subsidiaries or any of the Acquired Assets.

“Lien” means, with respect to any asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code as in effect from time to time in the State of New York or comparable law of any jurisdiction) and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means any fact, state of facts, change, circumstance, occurrence, effect, event, result or development that individually or in the aggregate (taking into account all other such facts, states of fact, changes, circumstances, occurrences, effects, events, results or developments) has had, or would be reasonably expected to have, a material adverse change in or material adverse effect on (x) the Business, the Acquired Assets or the Assets, properties, prospects, condition (financial or otherwise), liabilities or results of operations of the Business (excluding the Retained Assets and the Retained Liabilities), taken as a whole or (y) the ability of Seller to consummate the Transactions or to perform any of its obligations under this Agreement, but, with respect to clause (x) only, excluding any fact, state of facts, change, circumstance, occurrence, effect, event, result or development that results from or arises out of (i) the filing, commencement or pendency of the Bankruptcy Cases; (ii) the execution and delivery of this Agreement or the announcement thereof, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, financing sources, licensors, licensees, distributors, partners, employees or others having relationships with the Business; (iii) any adoption, implementation, modification, repeal or other changes in Applicable Law or accounting regulations or principles, or in interpretations of any of the foregoing; (iv) any specific action required to be taken pursuant to the terms of this Agreement, or any action taken or failed to be taken, by the Seller at the written request of, or with the written consent of, Purchaser; (v) any change or effect of economic, business or political conditions (including outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions) or the securities, debt, banking, capital, credit or financial markets, or in interest or exchange rates, in each case, in any country or region; (vi) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions; (vii) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions; (viii) any other regional, national or international calamity, crisis or emergency; or (ix) the failure of the Seller (or any Segment) to meet any of its projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or representatives); provided, that, the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect; provided that, in the cases of immediately preceding clauses (iii), (v), (vi), (vii) and (viii), such fact, state of facts, change, circumstance, occurrence, effect, event, result or development shall be taken into account to the extent that Seller is materially and disproportionately affected, taken as a whole, as compared to other companies in the same industry as Seller.

“Material Contracts” has the meaning set forth in Section 5.9(a).

“Open Source License” is any type of license or distribution model other than licenses of Software to end users on commercial or evaluation terms that contains provisions that: (i) prohibit or restrict a person’s ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of any Software; (ii) require the distribution or making available of source code of any Software; (iii) except as specifically permitted by law, grant any right to any Person (other than Seller) or otherwise allow any such Person to decompile, disassemble or otherwise reverse-engineer any Software; (iv) require the licensing or disclosure of any Software for the purpose of making derivative works; (v) restrict a Person’s ability to place restrictions on Software; or (vi) permits a Person to distribute or otherwise use the Software without incurring a monetary obligation subject to the satisfaction of non-monetary obligations or conditions (by way of example only and without limitation, distributing the Software with particular copyright notices). The term “Open Source Licenses” shall also include the following: (A) GNU’s General Public License (GPL), Affero GPL (AGPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Eclipse Public License (EPL), (E) the Netscape Public License, (F) the Sun Community Source License (SCSL), and (G) the Sun Industry Standards License (SISL), (H) a BSD license, (I) the Apache License or (J) any license approved by the Open Source Initiative (www.opensource.org) and listed on its website as of the Closing.

“Order” means any order, writ, injunction, judgment, verdict, ruling, decision, subpoena, mandate, precept, command, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Entity or an arbitrator, mediator or other quasi-judicial or judicially sanctioned Person.

“Organizational Documents” means with respect to any Person, its certificate of incorporation, formation or organization (or comparable) document, its by-laws, partnership agreement or any certificate of formation, limited liability company agreement or operating agreement, or any other similar organizational instrument or document governing such Person or applicable to ownership.

“Outside Date” has the meaning set forth in Section 10.1(b)(ii).

“Patents” has the meaning set forth in the definition of the term “Intellectual Property”.

“Permits” means permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Entity.

“Permitted Liens” means (i) Liens for utilities and current Taxes not yet due and payable or the amount or validity of which is being contested in good faith or that are due but may not be paid as a result of the commencement of the Bankruptcy Cases; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Acquired Assets (other than the Leased Real Property) which do not, individually or in the aggregate, adversely affect in any material respect the operation of the Business; (iii) restrictive covenants, conditions easements and other similar matters affecting the Leased Real Property, which do not, individually or in the aggregate, adversely affect in any material respect the use or occupancy of such Leased Real Property as it relates to the operation of the Business or materially detract from the value of the Leased Real Property; (iv) zoning laws, building codes, land use restrictions and other similar restrictions imposed by Applicable Law (but not restrictions arising from a violation by Seller of any such Applicable Law); (v) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens against any of the Acquired Assets incurred in the ordinary course of business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Bankruptcy Cases and that do not result from a breach, default or violation by Seller of any Contract or Applicable Law; (vi) Liens arising in the ordinary course of business which do not, individually or in the aggregate, adversely affect the operation of the Business; (vii) any Liabilities created by this Agreement or any of the Ancillary Agreements; (viii) the Real Property Leases and any memoranda or notices thereof; (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements; (x) Liens arising under leases of property or equipment in favor of the owner thereof, other than as a result of a breach of such leases; (xi) Liens that will be released by the Sale Order; and (xii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or other entity.

“Personal Data” means any information that alone or in combination with other information identifies, or could be used to identify, a natural person, and including information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Protection Law.

“Petition Date” means the date of the commencement of the Bankruptcy Cases.

“Post-Petition Trade Payables” means accounts payable obligations of Seller incurred on or after the Petition Date, solely to the extent that such obligations (i) relate to the Business or the Acquired Assets and (ii) are not otherwise payable by Purchaser following the Closing pursuant to any Designated Contract.

“Pre-Paid Expenses” means all deposits (including customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise), advances, pre-paid or deferred charges and expenses, prepayments, rights under warranties or guarantees, vendor rebates and other refunds of every kind and nature (whether or not known or unknown or contingent or non-contingent) that relate to the Business, except professional fee retainers.

“Previously Omitted Contract” has the meaning set forth in Section 2.5(e).

“Previously Omitted Contract Designation” has the meaning set forth in Section 2.5(e).

“Previously Omitted Contract Notice” has the meaning set forth in Section 2.5(f).

“Privacy Policy” means any published or publicly-facing policies and procedures relating to Personal Data.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser Employees” has the meaning set forth in Section 8.7(a).

“Qualified Bid” has the meaning set forth in the Bidding Procedures.

“Real Property Leases” has the meaning set forth in Section 5.5(b).

“Registered Business Intellectual Property” has the meaning set forth in Section 5.8(a).

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early termination authorizations, clearances or written confirmation of no intention to initiate legal proceedings from Governmental Entities as required and as set out in Section 5.7 of the Disclosure Letter.

“Reorganized Debtors” has the meaning ascribed to such term in the Bidding Procedures Order.

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Liabilities” has the meaning set forth in Section 2.3(a).

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to consider approval of the transactions contemplated by this Agreement.

“Sale Order” means an order of the Bankruptcy Court approving the Agreement and consummation of the Transactions under sections 105, 363 and 365 of the Bankruptcy Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Segments” means the Assets that constitute the specific segments of the Business set forth on Exhibit B.

“Seller” each has the meaning set forth in the preamble hereof.

“Seller Group” has the meaning set forth in the recitals hereof.

“Seller Permits” has the meaning set forth in Section 5.14(b).

“Service Provider” means any Business Employee, consultant or director or any former employee, consultant or director of Seller.

“Software” means all computer software, including source code, object code, algorithms, formulas, methods, databases, comments, user interfaces, administration, e-mail and customer relationship management tools, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith, names and contact information for developers, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements and all media and other similar tangible property necessary for the delivery or transfer thereof.

“Stalking Horse Bid” has the meaning set forth in the Bidding Procedures.

“Straddle Period Property Tax” has the meaning set forth in Section 8.10(d).

“Subsidiary” means, with respect to any Person, any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by such Person or (ii) with respect to which such Person possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States taxes, levies, duties, tariffs, imposts, and other similar charges on or with respect to net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, customs duties, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.

“Tax Authority” means any Governmental Entity with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Tax Return” means any return, claim, election, information return, declaration, report, statement, schedule, or other document required to be filed in respect of Taxes and amended Tax Returns and claims for refund.

“TD Engagement Letter” means that certain engagement letter, dated as of February 27, 2024, by and between Cowen and Company, LLC (d/b/a TD Cowen) and Seller, as amended from time to time.

“Third Party” means any Person other than Seller, Purchaser or any of their respective Affiliates.

“Toggle Plan” has the meaning set forth in Section 7.3(b).

“Transaction Expenses” means the reasonable, actual, and documented out-of-pocket costs and expenses incurred by Purchaser, including reasonable, actual and documented fees, costs and expenses of counsel and of any other professionals retained by Purchaser, in connection with the Transactions and including the invoiced fees of Akin Gump Strauss Hauer & Feld LLP and Pashman Stein Walder Hayden P.C.

“Transactions” means all the transactions provided for or contemplated by this Agreement and/or the Ancillary Agreements.

“Transfer” means sell, convey, assign, transfer and deliver, and “Transferable” and “Transferred” shall have corollary meanings.

“Transfer Taxes” means all goods and services, harmonized sales, excise, sales, use, transfer, stamp, stamp duty, recording, value added, gross receipts, documentary, filing, and all other similar Taxes or duties, fees or other like charges, however denominated (including any real property transfer taxes and conveyance and recording fees and notarial fees), in each case including interest, penalties or additions attributable thereto whether or not disputed, arising out of or in connection with the Transactions, regardless of whether the Governmental Entity seeks to collect the Transfer Tax from Seller or Purchasers.

“Transferred Permits” has the meaning set forth in Section 2.1(b)(xiv).

“WARN Act” has the meaning set forth in Section 5.16(c).

Section 11.17 Bulk Transfer Notices. Seller and Purchaser hereby waive compliance with any bulk transfer provisions of the Uniform Commercial Code (or any similar Applicable Law), to the extent not repealed in any applicable jurisdiction, in connection with this Agreement and the Transactions.

Section 11.18 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article, subsection, paragraph, item or Exhibit, such reference shall be to a Section, Article, subsection, paragraph, item or Exhibit of this Agreement unless clearly indicated to the contrary.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) References to $ are to United States Dollars.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

SELLER:

EDGIO, INC.

By:	/s/ Todd Hinders
Name: Todd Hinders
Title: Chief Executive Officer

PURCHASER:

LYNROCK LAKE STAR LLC

By:	Lynrock Lake Master Fund LP, its sole member

By:	Lynrock Lake Partners LLC, its general partner

By:	/s/ Cynthia Paul
Name: Cynthia Paul
Title: Member

[Signature Pages to Purchase Agreement]